Exhibit 2.1

Execution Copy

PURCHASE AGREEMENT

BY AND AMONG

CHROMALLOY GAS TURBINE CORPORATION

TURBOCOMBUSTOR TECHNOLOGY, INC.

AND

TCT ACQUISITION, INC.

April 1, 2004

ARTICLE I	General Provisions	1
1.01	Definitions	1
1.02	Seller's Knowledge	1
1.03	Purchaser's Knowledge	2
1.04	Sole Discretion	2

ARTICLE II	Purchase, Sale and Related Transactions	2
2.01	Purchased Assets and Assumed Liabilities	2
2.02	Excluded Assets and Excluded Liabilities	7
2.03	Purchase Price	9
2.04	Purchase Price Adjustment	10
2.05	Allocation of Purchase Price	12

ARTICLE III	Representations and Warranties	13
3.01	General Representations and Warranties	13
3.02	Representations and Warranties Concerning the Disclosure Package and Other Disclosure Matters	15
3.03	Purchaser's Representations and Warranties	38
3.04	Disclaimers	43

ARTICLE IV	The Closing	44
4.01	The Closing	44
4.02	Time, Date and Place of Closing	44
4.03	Deliveries at Closing	44

ARTICLE V	Certain Covenants and Agreements After Closing	48
5.01	Further Conveyances and Assurances	48
5.02	Further Consents to Assignment	48
5.03	Access	49
5.04	Use of Trademark and Trade Names	49
5.05	Non-Solicitation of Employees	50
5.06	Administration of Accounts	51
5.07	Preparation and Filing of Tax Returns	51
5.08	Transitional Matters	51
5.09	Production Services	51

ARTICLE VI	Employees	53
6.01	Employees After Closing	53
6.02	Sequa 401(k) Plan	54
6.03	Welfare Benefits	56
6.04	Stock Options and Restricted Stock	59
6.05	Exposure to Hazardous Materials	59

ARTICLE VII	Indemnification	59
7.01	Indemnification of TCT Entities	59
7.02	Indemnification of Purchaser	60
7.03	Procedure for Claims	61
7.04	Indemnification Limitation on Real Property	63
7.05	Survivability; Limitations	63
7.06	Indemnification Based Upon Net Damage	65

ARTICLE VIII	Miscellaneous	67
8.01	Cooperation; Time of EssenceWarranties	67
8.02	Severability	67
8.03	Expenses	67
8.04	Transfer Taxes	67
8.05	Notices	67
8.06	Assignment	69
8.07	No Third Parties	69
8.08	Incorporation by Reference	69
8.09	Governing Law	70
8.10	Consent to Jurisdiction	70
8.11	Counterparts	71
8.12	Complete Agreement	71
8.13	Release of News Information	71
8.14	Modification or Amendment of Agreement	71
8.15	Waiver	71
8.16	Headings; Interpretation	71

List of Schedules

Schedule 1.02A	Seller's Knowledge
Schedule 1.02B	Due Diligence Certifications
Schedule 1.03	Purchaser's Knowledge
Schedule 2.01(a)(i)	Description of Real Property
Schedule 2.01(a)(iv)	Fixed Assets
Schedule 2.01(a)(vii)	Chromalloy Patents
Schedule 2.02(a)(viii)	Other Excluded Assets
Schedule 2.02(a)(ix)	Retained Sequa and Chromalloy Programs
Schedule 2.02(a)(x)	Retained Insurance Policies
Schedule 2.02(a)(xv)	Ingersoll-Rand Inventory
Schedule 2.02(a)(xvi)	Ingersoll-Rand Claim
Schedule 3.02(a)	Financial Statements
Schedule 3.02(a)(ii)	Exceptions to Financial Statements
Schedule 3.02(a)(iii)	Additional Disclosures to Financial Statements
Schedule 3.02(c)	Accounts Receivable
Schedule 3.02(e)	Real Property
Schedule 3.02(g)	Personal Property Leases
Schedule 3.02(h)	Litigation
Schedule 3.02(i)	Material Contracts
Schedule 3.02(j)(i)	Government Contracts: Listing
Schedule 3.02((j)(ii)	Government Contracts: Investigations and Audits
Schedule 3.02(j)(iii)	Government Contracts: Financing Arrangements and Claims
Schedule 3.02(k)(i)	Employee Benefits: Benefit Plans
Schedule 3.02(k)(x)	Employee Benefits: Retention Agreements
Schedule 3.02(k)(xiv)	Workers' Compensation Claims
Schedule 3.02(I)	Labor Matters
Schedule 3.02(m)	Employees
Schedule 3.02(n)	Permits and Approvals
Schedule 3.02(o)	Compliance with Laws
Schedule 3.02(p)	Filing of Tax Returns; Payment of Taxes; Tax Liens
Schedule 3.02(q)	Absence of Certain Changes and Events
Schedule 3.02(r)	Trademarks
Schedule 3.02(s)	Patents
Schedule 3.02(t)	Trade Secrets
Schedule 3.02(u)	Intercompany Transactions and Transactions with Certain Persons
Schedule 3.02(v)	Insurance
Schedule 3.02(w)	Environmental Matters
Schedule 3.02(x)	Product Liability and Warranties
Schedule 3.02(y)	Material Adverse Change
Schedule 3.02(z)	Disclosure
Schedule 3.03(a)	Purchaser's Articles of Incorporation and By-Laws
Schedule 3.03(i)	Capitalization
Schedule 3.03(n)	Purchaser's 401(k) Plan

List of Schedules

(continued)

Schedule 3.03(o)	Purchaser's Loan Documents
Schedule 6.01(a)	Active Employees
Schedule 6.01(b)	Non-Active Employees
Schedule 6.03(e)	TCT Sick Leave Benefit Program

List of Exhibits
Exhibit A	Definitions
Exhibit B	Shares - Term Sheet
Exhibit C	Accounting Instructions
Exhibit D	Baseline Balance Sheet
Exhibit E	Consents Obtained
Exhibit F	Bill of Sale
Exhibit G	Instrument of Assignment and Assumption (Assigned Contracts)
Exhibit H	Trade Name Assignment
Exhibit H1	Service Mark Assignment
Exhibit I	Patent Assignment
Exhibit J	Warranty Deed
Exhibit K	Novation Agreement
Exhibit K1	Novation Letter Agreement
Exhibit L	Shareholders Agreement
Exhibit M	Instrument of Assumption (Assumed Liabilities)
Exhibit N	Resale Tax Exemption Certificate
Exhibit O	Production Services Pricing

PURCHASE AGREEMENT

     This Purchase Agreement (this "Agreement") is made and entered into this 1st day of April 2004 by and among TCT Acquisition, Inc., a Delaware corporation ("Purchaser"), and TurboCombustor Technology, Inc., a Florida corporation ("TCT" or "Seller"), and Chromalloy Gas Turbine Corporation, a Delaware corporation ("Chromalloy").

RECITALS

A.     Seller is engaged in, among other things, the business of manufacturing engine parts for commercial and military gas turbine engines (collectively, the "Business").

B.     Seller desires to sell the Business, including substantially all of its operating assets, properties, rights and interests of the Business, to Purchaser.

C.     Purchaser desires to purchase from Seller substantially all of such operating assets, properties, rights and interests of Seller to the Business in consideration of certain payments by Purchaser and the assumption by Purchaser of certain liabilities and obligations of the Business as described in this Agreement.

STATEMENT OF AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants, representations, warranties, conditions and agreements hereinafter set forth, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

(General Provisions)

     1.01     Definitions The initially capitalized terms used in this Agreement shall have the meanings ascribed to them by definition in this Agreement or on Exhibit A, unless the context clearly indicates otherwise.

     1.02     Seller's Knowledge Whenever a representation or warranty contained in this Agreement refers to or is otherwise qualified to "Seller's Knowledge" (or words of similar import), such knowledge shall be deemed to consist of only the actual knowledge, after reasonable inquiry, of those of Seller's, Sequa Corporation's and Chromalloy's directors, officers and senior management employees listed on Schedule 1.02A together with their titles, based upon a due diligence review and having obtained the due diligence certifications, both as described on Schedule 1.02B. Seller's Knowledge shall exclude any imputed knowledge or matters which should have been known by Seller.

     1.03     Purchaser's Knowledge Where a representation or warranty contained in this Agreement refers to or is otherwise qualified to "Purchaser's Knowledge" (or words of similar import), such knowledge shall be deemed to consist only of the actual knowledge, after reasonable inquiry, of Purchaser's representatives, officers and senior management employees listed on Schedule 1.03 together with their titles. Purchaser's Knowledge shall exclude any imputed knowledge or matters which should have been known by Purchaser.

     1.04     Sole Discretion The words "sole discretion" as used in this Agreement shall mean a determination made in a Party's sole and absolute discretion, which discretion shall not be subject to challenge for any reason whatsoever, including, without limitation bad faith, or arbitrariness.

ARTICLE II

Purchase, Sale and Related Transactions

     2.01     Purchased Assets and Assumed Liabilities

      Upon the terms and subject to the conditions of this Agreement, at the Closing, Purchaser shall purchase and acquire from Seller, and Seller shall sell, assign, convey, transfer, or cause to be transferred, to Purchaser, all of Seller's right, title and interest in, to or arising under the operating assets, properties, rights and interests of every kind, nature and description, tangible or intangible, that are owned, used, occupied or held by or for the benefit of Seller in the operation of the Business, wherever situated, including, without limitation, the assets, properties, rights and interests described in this Section 2.01(a), but excluding the Excluded Assets (such assets, properties, rights and interests collectively, excluding the Excluded Assets, the "Purchased Assets"):
        the real property of TCT, including land, fixtures and buildings, having the street address 3651 SE Commerce Avenue, Stuart, Florida 34997 more fully described in Schedule 2.01(a)(i) (the "Real Property");
        except for the Ingersoll-Rand Inventory referred to in Section 2.02(a)(xv), all finished goods, raw materials and work-in-process inventories owned by Seller at the Closing Date that are used or held for use in the operation of the Business as reflected in the Closing Balance Sheet (the "Inventory");
        all trade accounts receivable of Seller due from customers or clients of the Business including unbilled receivables, to the extent relating to the Business as of the Closing Date as reflected in the Closing Balance Sheet (the "Receivables"), but excluding any amounts due from any of Seller's Affiliates (the "Intercompany Accounts");
        all furniture, fixtures, machinery, equipment, computers, owned tooling and other tangible property owned by Seller that are used or held for use in the operation of the Business as of the Closing Date, including without limitation those listed on Schedule 2.01(a)(iv) (the "Fixed Assets");
        the prepaid expenses, advance payments, deposits, receivables from Transferring Employees and similar assets of Seller to the extent relating to the Business and reflected in the Closing Balance Sheet (the "Prepaids");
        all rights, benefits and interests of Seller in and to all contracts, licenses, sublicenses, personal property leases, agreements and commitments relating to the Business, including the Purchase and Sales Orders, Material Contracts and Government Contracts relating to the Business as described in this Agreement (collectively, the "Assigned Contracts");
        all of TCT's and Chromalloy's right, title and interest in, to and under Intellectual Property, including patents, trademarks, service marks, trade secrets, know how and licenses, but in the case of such assets owned by Chromalloy, only to the extent associated with or employed by TCT and used in or held for use in the Business at or prior to the Closing Date or which was planned for use in the Business after the Closing, in which case such Intellectual Property is identified in Schedule 3.02(r) and Schedule 3.02(s) and including all of Chromalloy's right, title and interest in, to and under those patents and patent applications listed in Schedule 2.01(a)(vii) (collectively, the "Chromalloy Patents");
        to the extent relating to the Purchased Assets and Assumed Liabilities, all books of account, general, financial, tax (except for income tax records) and personnel records, invoices, shipping records, supplier lists, manufacturing certifications and other manufacturing documents, correspondence and other documents, records and files;
        all of Sellers' right, title and interest, in, to and under the names "TCT" and "TurboCombustor Technology, Inc." and all derivatives thereof;
        all open purchase and sale orders, bids, quotations and proposals of Seller, to the extent relating to the Business as of the Closing Date (the "Purchase and Sales Orders");
        to the extent assignable or transferable, all municipal, state and federal permits, licenses, franchises, waivers and authorizations issued by any Governmental Authority to Seller to the extent relating to the Business (the "Permits");
        to the extent relating to the Purchased Assets and Assumed Liabilities, all claims, causes of action, choses in action, claims, demands, rights of recovery and rights of set-off of any kind of the Seller (excluding rights to Seller's insurance proceeds) and, to the extent transferable, including all warranties, representations and guarantees made by suppliers of products, materials or equipment, or components thereof), pertaining to, arising out of, and inuring to the benefit of the Purchased Assets, Assumed Liabilities or the Business;
        all sales and promotional literature, customer lists and other sales-related materials owned, used or employed by TCT in the Business at the Closing Date; and
        all of Seller's right, title and interest on the Closing Date in, to and under all other assets and properties included in the Closing Balance Sheet or otherwise used in the Business and which is not an Excluded Asset.
      Assumed Liabilities. On the terms and subject to the conditions of this Agreement, as of the Closing and without further action, Purchaser shall absolutely and irrevocably assume and pay, perform, satisfy and discharge when due, only the following liabilities and obligations of Seller and Chromalloy, incurred in the course of Seller's Business and relating to Seller (such liabilities collectively, the "Assumed Liabilities"):
        all liabilities and payment obligations of Seller or Chromalloy, incurred in the course of Seller's business and relating to Seller's Business arising before, on or after the Closing Date that constitute trade and other accounts payable to the extent reflected in the Closing Balance Sheet (the "Accounts Payable");
        all accrued expenses of Seller or Chromalloy relating to Seller's Business to the extent reflected in the Closing Balance Sheet (the "Accrued Expenses");
        employee obligations for holiday, sick pay and similar payroll practices;
        subject to the provisions of Section 7.07, all liabilities, obligations and losses arising on or after the Closing Date under the Assigned Contracts provided, however, such liabilities, obligations and losses shall not include injuries to persons or damage to property arising out of products manufactured or services performed by Seller on or prior to Closing;
        (A)  any Taxes in respect of the Business (including those assessed against the Real Property) for any period or portion thereof following the Closing Date, and

        (B)  any Taxes in respect of the Business (including those assessed against the Real Property) for any period prior to the Closing Date to the extent reflected in the Closing Balance Sheet, but excluding income taxes of Seller or its Affiliates;

        all liabilities and obligations of Seller arising on or after the Closing Date under any Permits to be transferred to Purchaser to the extent that such liabilities and obligations arise solely from Purchaser's conduct of the Business after the Closing;
        subject to the provisions of Section 7.07, up to Fifty Thousand Dollars ($50,000) in liabilities and obligations in respect of claims brought or made against Seller, Purchaser or both by or on behalf of any Person pertaining to the repair, replacement or repurchase of products, including any program generally to recall or replace all of a specific product, pursuant to any express or implied warranties, statute or otherwise with respect to products that were sold by the Business on or prior to the Closing Date;
        all liabilities and obligations in respect of claims brought or made against Seller, Purchaser or both by or on behalf of any Person pertaining to the repair, replacement or repurchase of products, including any program generally to recall or replace all of a specific product, pursuant to any express or implied warranties, statute or otherwise with respect to products that are either sold by the Business after the Closing Date or are included in Inventory on the Closing Date;
        to the extent reserved for on the Closing Balance Sheet with respect to Sections 6.01(b) and 6.01(c), and all other liabilities and obligations arising out of the obligations for which Purchaser is responsible under ARTICLE VI;
        obligations and liabilities of Purchaser incurred in connection with its conduct of the Business from and after the Closing; and
        obligations and liabilities under environmental permits, to the extent that such obligations arise solely from Purchaser's conduct of the Business after the Closing.

      2.02   Excluded Assets and Excluded Liabilities

      (a)   Excluded Assets. The following properties, rights, interests and assets (the "Excluded Assets") will be retained by Seller and its Affiliates and will not be transferred to Purchaser at the Closing:

      (i)    all rights of Seller and its Affiliates under this Agreement;

      (ii)   all cash, certificates of deposits and cash equivalents;

      (iii)   all bank accounts and lockboxes and balances maintained therein by or on behalf of Seller and whether or not pertaining to Seller;

      (iv)   of the issued and outstanding shares of capital stock of TCT and the corporate minute books and stock ledger of TCT;

      (v)   subject to Section 6.03(a), all employee benefit plans, funds and accounts of Seller and its Affiliates including the Sequa Retirement Plan and associated trust and the Sequa 401(k) Plan and the associated trust;

      (vi)   all properties, rights, interests and assets of whatever kind and nature of all of Chromalloy's divisions, subsidiaries and Affiliates, other than TCT and other than the Chromalloy Patents or other assets, if any, used in the Business which are not excluded under this Section 2.02(a);

      (vii)   except as provided under Section 5.04, the names and trademarks "Sequa" and "Chromalloy" and related trademarks, corporate names and trade names incorporating "Sequa" or "Chromalloy" or any name or mark confusingly similar thereto and the stylized "Sequa" and "Chromalloy" logos, which are used by Seller as part of any trademark or trade name;

      (viii)   those other assets, if any, whether or not used or held for use in connection with the conduct of the Business, as agreed upon by Purchaser and Seller, and set forth on Schedule 2.02(a)(viii);

      (ix)   except to the extent agreed to by the parties in accordance with Section 5.08, all rights with respect to corporate and other services provided to Seller by or on behalf of Chromalloy and Sequa before the Closing, including those arising out of master Sequa and Chromalloy programs, all as more particularly set forth on Schedule 2.02(a)(ix);

      (x)   all of Seller's and its Affiliates' casualty, liability, workers' compensation and other insurance policies and programs, including those set forth on Schedule2.02(a)(x) (the "Retained Insurance Policies") and all claims, awards or rights, including rights of recovery, under any such insurance policies, including refunds of insurance premiums and proceeds thereof (excluding such amounts which are attributable to, or arise out of any claim related to any of the Purchased Assets or the Assumed Liabilities) and any prepaid insurance policies;

      (xi)   all causes of action, claims, demands, rights and privileges against any Person, including warranties and guaranties received from vendors, suppliers or manufacturers with respect to the Excluded Assets and Excluded Liabilities;

      (xii)   the leased office space in TCT's name located in Jupiter, Florida and used by an employee of Sequa (the "Excluded Office Lease");

      (xiii)   all Tax refunds and claims relating to Taxes paid by or on behalf of Seller;

      (xiv)   (A)  Seller's Tax Returns and Tax records and (B) all other books, records, manuals and other materials that (1) are maintained or held for use in connection with or otherwise relate to any Excluded Liability or Excluded Assets or (2)(x) were prepared in connection with the sale of the Purchased Assets, (y) represent the personnel files of any employee that is not a Transferring Employee, or (z) are accounting records that do not relate exclusively to the Business; provided, however, that Purchaser shall be entitled to receive copies of any such materials as it reasonably deems necessary for its Tax, accounting, personnel or legal purposes;

      (xv)   all finished goods, raw materials and work-in-process inventories associated with IR Energy Systems division of Ingersoll-Rand and their associated entities as more particularly described in Schedule 2.02(a)(xv); and

      (xvi)   all claims, causes of action, demands, rights and proceeds to which either Seller or Chromalloy may receive or may otherwise be entitled and which arise out of or otherwise relate to that certain demand for arbitration filed by Seller against IR Energy Systems, a division of Ingersoll-Rand Company as more particularly described in Schedule 2.02(a)(xvi) as well as any related lawsuits, mediations, claims and proceedings relating thereto (collectively, the "Ingersoll-Rand Claim").

      (b)   Excluded Liabilities. Unless expressly assumed by Purchaser under this Agreement or the Other Agreements, Purchaser shall not assume and shall not be responsible for any other liabilities or obligations including but not limited to other liabilities or obligations of Seller or any of its Affiliates including, without limitation, any and all liabilities or obligations of Seller or any of its Affiliates arising as a result of Seller's or its predecessors' or their respective Affiliates' purchase, ownership, use or operation of the Purchased Assets or the conduct of the Business prior to the Closing (the "Excluded Liabilities"). Without limiting the generality of the foregoing sentence, "Excluded Liabilities" shall include the Stuart Environmental Liabilities. Seller agrees to pay, perform and discharge all Excluded Liabilities. Notwithstanding the consummation of such transactions, Seller will retain and shall be responsible for all rights, title and interest in and to, and all obligations and liabilities relating to or arising out of, the Excluded Assets.

      2.03   Purchase Price At Closing and in addition to Purchaser's assumption of the Assumed Liabilities, Purchaser will pay to Seller cash and Series B Preferred Stock in respect of the Purchased Assets, subject to post-closing adjustment in accordance with Section 2.04 (the "Purchase Price"). Purchaser will pay the Purchase Price as follows:

      Cash at Closing. At the Closing, Purchaser will pay to Seller, by means of a wire transfer of immediately available funds to such bank account as Seller has designated prior to the Closing, the sum of Thirty Two Million Dollars ($32,000,000).
      Series B Preferred Stock. At the Closing, Purchaser will transfer to Seller Series B Preferred Stock (herein referred to as the "Shares"), in accordance with and containing such rights, privileges, registration rights, restrictions and features as set forth on Exhibit B.

      2.04   Purchase Price Adjustment The "Purchase Price Adjustment" (which may be either a negative or positive number) shall be determined as follows:

      (a)    Closing Balance Sheet. Within sixty (60) days following the Closing, Purchaser shall prepare and submit to Seller a balance sheet of the Seller dated as of the Closing Date (the "Closing Balance Sheet"), which shall be prepared from the books and records maintained by Seller on its Symix system, in connection with the Business and delivered to Purchaser at Closing and in accordance with the mutually agreed accounting instructions set forth on Exhibit C (the "Accounting Instructions"). The sole purpose of the Closing Balance Sheet contemplated by this Section 2.04(a) is to measure the Closing Net Book Value as of the Closing Date. "Closing Net Book Value" means the sum of the (A) Fixed Assets, Real Property, Receivables, Inventory, and Prepaids included in the Purchased Assets less (B) Accounts Payable, Accrued Expenses and Taxes included in the Assumed Liabilities. Each Party agrees to cooperate and shall provide the other Party and its representatives with reasonable access to the books and records and relevant personnel during the preparation of the Closing Balance Sheet.

      (b)   Review by Seller. Following receipt of the Closing Balance Sheet, Seller shall have a period of sixty (60) days to review the proposed Closing Balance Sheet. During such period, Purchaser shall make available its accounting staff and its outside auditors to respond to any questions of Seller relating to the proposed Closing Balance Sheet and will furnish to Seller such workpapers and other documents and information relating to the Closing Balance Sheet as Seller may request and are available to Purchaser or its Affiliates. At or before the end of such sixty (60) day period, Seller will either: (i) accept the proposed Closing Balance Sheet entirely, in which case the final Purchase Price Adjustment will be computed using the Closing Balance Sheet; or (ii) deliver to Purchaser notice and an explanation of those items in the proposed Closing Balance Sheet that Seller disputes, in which case the aggregate amounts not affected by the disputed items will be deemed to be as set forth on the proposed Closing Balance Sheet. After the end of such sixty (60) day period, Seller may not introduce additional disagreements with respect to any item in the Closing Balance Sheet or increase the amount of any disagreement, and any item not so identified shall be deemed to be agreed to by Seller and will be final and binding upon the Parties. Similarly, a disagreement by Seller does not provide any right to Purchaser to introduce any changes to the Closing Balance Sheet not directly related to the disputed item. If Seller delivers the notice referred to in (ii) above, then within a period of sixty (60) days from the date of such delivery, the Parties will attempt to resolve in good faith any disputed items, and the Purchase Price Adjustment will be computed using the Closing Balance Sheet produced through such resolution. Failing such resolution, the unresolved disputed items will be referred for final binding resolution to a nationally recognized firm of certified public accountants other than the Purchaser's and its Affiliates' auditors and Ernst & Young LLP, mutually agreed upon by Seller and Purchaser (the "Accountants"). If issues in dispute are submitted to the Accountants for resolution, (x) each Party will furnish to the Accountants such workpapers and other documents and information relating to the disputed issues as the Accountants may request and are available to that Party or its Affiliates (or an independent public accounting firm hired by such Party), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants, (y) the determination by the Accountants, as set forth in a notice delivered to both Seller and Purchaser by the Accountants, will be binding and conclusive on the Parties, and (z) all fees, costs and expenses of the Accountants shall be paid by Seller and Purchaser in inverse proportion to the share of disputed items determined in such Party's favor. Nothing herein shall be construed to authorize or permit the Accountants (i) to determine any questions or matters whatsoever under or in connection with this Agreement except for the resolution of differences between the Parties regarding the determination of the Closing Net Book Value solely in accordance with the Accounting Instructions, or (ii) to resolve any such differences by making an adjustment to the Purchase Price that is outside of the range defined by amounts as finally proposed by the Parties in their respective proposed statements of the Closing Net Book Value submitted in accordance with this Section 2.04.

      (c)   Adjustment and Payment Procedures. If the value of the Closing Net Book Value set forth on the Closing Balance Sheet is less than the value of the baseline net book value (the "Baseline Net Book Value") set forth on the mutually agreed upon baseline balance sheet attached as Exhibit D (the "Baseline Balance Sheet"), Seller and Chromalloy, jointly and severally, agree to pay to Purchaser by means of wire transfer of immediately available funds to an account designated by Purchaser the amount of such difference plus interest on the amount of the difference within five (5) Business Days after final agreement by the Parties as to the Closing Balance Sheet. If the value of the Closing Net Book Value set forth on the Closing Balance Sheet is greater than the Baseline Net Book Value set forth on the Baseline Balance Sheet, Purchaser shall pay to Seller by means of wire transfer of immediately available funds to an account designated by Seller the amount of such difference plus interest on the amount of the difference within five (5) Business Days after final agreement by the Parties as to the Closing Balance Sheet. In either case, the rate of interest shall be equal to the prime rate of interest as charged by The Bank of New York on the Closing Date. Interest shall accrue for the period from the Closing Date to the day before the date on which the payment provided for under this Section 2.04(c) is paid.

      2.05   Allocation of Purchase Price Seller and Purchaser agree that the consideration provided for in this Agreement shall be allocated by Seller and Purchaser and their respective Affiliates to the Purchased Assets and the Assumed Liabilities in accordance with the principles of Section 1060 of the Code. Purchaser will provide the proposed allocation for review by Seller. Seller and Purchaser agree to adhere to such allocation, as modified to account for the Purchase Price Adjustment, for all purposes of any federal or state income or franchise tax returns filed by them and their Affiliates subsequent to the Closing, including the determination by Seller and Purchaser, as the case may be, of taxable gain or loss on the sale of the Purchased Assets and the assumption of the Assumed Liabilities and the determination by Purchaser of its Tax basis with respect to the Purchased Assets and Assumed Liabilities. In any proceeding related to the determination of any Tax, neither Purchaser, Seller nor Chromalloy will contend or represent that such allocation is not a correct allocation.

      ARTICLE III

      Representations and Warranties

      3.01   General Representations and Warranties Seller and Chromalloy hereby represent and warrant to Purchaser as follows:

      (a)   Corporate Organization and Existence. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Seller is qualified to do business in no other jurisdiction and to Seller's Knowledge, Seller's failure to qualify to do business in any other jurisdiction has not resulted in a material adverse change in the Business. Seller has received no written notice or other assertion from any Governmental Authority of any jurisdiction to the effect that it is required to be qualified or otherwise authorized to do business therein.

      (b)   Power and Authority. Seller has the requisite corporate power and authority to execute, deliver and perform or to procure the execution, delivery and performance of this Agreement and all other agreements, certificates or documents to be delivered in connection herewith, including, without limitation, the other agreements, instruments, certificates and documents expressly referred to herein to be executed and delivered in connection with the transactions contemplated hereby, including, without limitation, the agreements and instruments referred to in this Agreement (collectively, the "Other Agreements"). Seller has the requisite corporate power and authority to own, lease and use its assets and to conduct its business as the same is currently being conducted.

      (c)   Authorization. The execution, delivery and performance of this Agreement and all of the Other Agreements by Seller has been duly authorized, approved and ratified by all requisite stockholder and corporate action.

      (d)   Binding Effect. This Agreement and the Other Agreements, assuming the due execution and delivery hereof and thereof by Purchaser, constitute the valid, binding and legal obligations of Seller enforceable against Seller in accordance with the terms hereof and thereof, except as the enforceability hereof or thereof may be subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforceability of creditors' rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and the discretion of the courts in granting equitable remedies.

      (e)   No Default; Consents.

        Neither the execution and delivery of this Agreement or the Other Agreements nor the consummation or performance of any or all of the contemplated transactions hereunder or thereunder by Seller will, directly or indirectly (with or without notice or lapse of time), (A) contravene, conflict with or result in the violation of any provision of Seller's organizational or corporate governance documents; (B) create or result in the imposition or creation of any Liens on or with respect to any of the Purchased Assets, except for Permitted Liens and except as otherwise provided by the express terms and conditions of any Assigned Contract; (C) contravene, conflict with or result in a violation of the terms or requirements of any laws, rules, regulations, orders, authorizations, injunctions or decrees to which Seller or any of the Purchased Assets may be subject; or (D) except as otherwise provided by the express terms and conditions of the Assigned Contracts, contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to withdraw, suspend, revoke, cancel, terminate or modify any Assigned Contract or any governmental authorization and/or Permit held by Seller (each, a "Violation"), except for such Violation as would not constitute a material adverse change in the Business or the operations, properties, assets or condition of the Business.
        Neither Seller nor its Affiliates will be required (other than in respect of the transfer to Purchaser of an Assigned Contract or assigned Permit) to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or any Other Agreement or the consummation or performance of any of the transactions set forth hereunder and thereunder.

      (f)   Finders. Except for fifty percent (50%) of the total amount due to Roxbury Capital Group LLC upon Closing of the transactions contemplated herein for which Seller shall be solely responsible, neither Seller nor any of its Affiliates has engaged or is obligated to anyone who would be entitled to any broker's, finder's or similar fee or commission on account of acting as a broker or finder or in any other similar capacity in connection with this Agreement, the Other Agreements or the transactions contemplated hereby or thereby.

      (g)   Subsidiaries and Joint Ventures. Seller does not hold, directly or indirectly, any ownership or other interest in any Person.

      3.02   Representations and Warranties Concerning the Disclosure Package and Other Disclosure Matters Seller has delivered the Schedules referred to in this Agreement, constituting a document entitled the "Disclosure Package" (the "Disclosure Package"). Seller and Chromalloy represent and warrant to Purchaser with respect to the Disclosure Package and the matters expressly referred to in this Section 3.02 as follows:

      Financial Statements. Schedule 3.02(a) of the Disclosure Package sets forth the unaudited balance sheet of the Seller as of December 31, 2000, December 31, 2001 and December 31, 2002 (such unaudited balance sheet as of December 31, 2002 referred to herein as the "2002 Balance Sheet"), and the related unaudited statements of income and cash flow for the periods then ended. Said financial statements:
        were derived from the books and records of Seller; and
        except as set forth on Schedule 3.02(a)(ii) of the Disclosure Package, fairly present, in all material respects, the financial condition and results of operations and cash flow of the Seller as at the date thereof and for the periods covered thereby, all in accordance with GAAP and reflecting the consistent application of such accounting principles throughout the periods involved.
        were prepared using additional accounting policies, procedures, estimates or allocations including those set forth on Schedule 3.02(a)(iii).
      Title to and Sufficiency of Purchased Assets. Other than the Leased Personal Property, the Chromalloy Patents and customer owned tooling, Seller owns all of the properties, rights, interest and assets included within the Purchased Assets and Seller owns all of the assets (whether real, personal or mixed and whether tangible or intangible, including without limitation Intellectual Property), properties, rights and interest that it purports to own, including, in each case, all of the properties and assets reflected in the 2002 Balance Sheet (to the extent such exist as of the date of this Agreement) free and clear of all Liens, other than Permitted Liens. Seller, in connection with its conduct of the Business, has not purchased or otherwise acquired or sold or otherwise disposed of any material properties or material assets (other than inventory in the ordinary course of the Business consistent with past practice) since the date of the 2002 Balance Sheet. The Purchased Assets together with the Excluded Assets other than the Excluded Assets referred to in Sections 2.02(a)(i), 2.02(a)(iv) and 2.02(a)(xii), constitute the assets, properties, agreements, licenses, rights and properties which are necessary to enable Purchaser to conduct the Business after the Closing in substantially the same manner as the Business has been conducted prior to the Closing without regard to any working capital requirements.
      Accounts Receivable. All accounts receivable of Seller that are reflected on the Baseline Balance Sheet or on the accounting records of Seller as of the Closing Date (the "Accounts Receivable") represent valid obligations arising from sales actually made or services actually performed in the ordinary course of the Business with a Certificate of Conformance, where applicable. Except as set forth on Schedule 3.02(c) of the Disclosure Package, there is no pending, or to Seller's Knowledge, threatened contest, claim or right of set-off (other than returns in the ordinary course of the Business) under any contract or arrangement with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.
      Inventory. All inventory reflected in the Baseline Balance Sheet, which is obsolete, defective or below standard quality, has been reserved, written off or written down to net realizable value as of the Closing Date. The remainder of the inventory and all work in process consists of a quality and quantity usable and, with respect to finished goods, saleable, in the ordinary course of Seller's Business.
      Real Property. Schedule 3.02(e) of the Disclosure Package sets forth a description of the Real Property which is the only real estate owned by Seller. Except as set forth on Schedule 3.02(e) of the Disclosure Package, Seller has good and marketable title to all of the Real Property, free and clear of all Liens, other than Permitted Liens. Except as set forth on Schedule 3.02(e) of the Disclosure Package, to Seller's Knowledge, there is no material violation of any applicable building code, zoning ordinance or other similar law or regulation with respect to the Real Property. To Seller's Knowledge, the Real Property and the use by Seller thereof is not in material violation of any recorded covenant or restriction or any Legal Requirement pertaining to the ownership or use of real property. Except as set forth on Schedule 3.02(e) of the Disclosure Package, with respect to the Real Property:
        Seller has not leased and no Person is in possession of or has a right to possess, any of the Real Property;
        to Seller's Knowledge, there are no intervening strips, parcels or easements between the Real Property and the public roads adjacent to the Real Property, or, if intervening strips, parcels or easements exist between the Real Property and the public roads adjacent to the Real Property, the Real Property currently has access to a public road benefiting the Real Property; to Seller's Knowledge, Seller is not in violation or default of any such right of access; and there is no pending or, to Seller's Knowledge, threatened, termination or alteration of any such right of access;
        to Seller's Knowledge, there is no written threatened curtailment in any utility service being furnished to the Real Property;
        to Seller's Knowledge, Seller has no pending boundary, water drainage, nuisance or other pending claims or disputes with the owners or lessees of any real property adjacent to the Real Property, and, to Seller's Knowledge, no such owner has any pending claims or disputes with Seller;
        no written notice of any contemplated special assessment, condemnation, eminent domain, or change in grade of public streets has been received by Seller and, to Seller's Knowledge, there is no threatened special assessment, condemnation, eminent domain, or change in grade of public streets pertaining to the Real Property;
        there are no written or, to Seller's Knowledge, oral contracts or agreements to which Seller is a party or, to Seller's Knowledge, by which the Real Property is bound, granting to any Person the right of use or occupancy of any portion of the Real Property to Seller's Knowledge there are no notice of violations of any city, county, state federal, building, zoning, fire, or health codes, regulations or ordinances filed or issued against the Real Property;
        Seller is a citizen of the United States of America as defined in Section 1445 of the Internal Revenue Code of 1986, as amended (the "Code");
        Seller is not a party to any contract or agreement for the furnishing of labor, materials or services related to the Real Property which will not be either paid in full prior to the Closing, accrued in the Closing Balance Sheet or which would give rise to a claim of a construction lien or other lien on or after the Closing; and
        With respect to the Real Property, if Purchaser elects to obtain a title insurance policy, Seller will deliver an affidavit and indemnity to the Title Company against unfiled mechanics' and materialmen's liens against such Real Property and an affidavit of non-foreign ownership.
      Real Estate Leases. Other than the Excluded Office Lease which is not utilized by Seller in the Business, Seller does not lease any real property.
      Personal Property Leases. Schedule 3.02(g) of the Disclosure Package lists all items of leased tangible personal property used in connection with the Business (the "Leased Personal Property"), including all of the vehicles leased from any Person and utilized by employees of Seller and used in connection with the Business. Except as set forth on Schedule 3.02(g) of the Disclosure Package, (i) Seller has the right under valid and existing leases to possess and control as lessee all of the Leased Personal Property subject to the terms of such leases, copies of which have been provided to Purchaser, and (ii) Seller is not in default under any monetary provision or to Seller's Knowledge any other provision of any lease relating to the Leased Personal Property, and, to Seller's Knowledge, no condition exists which, with the giving of notice or the passage of time, or both, may constitute such a default.
      Litigation. Except as set forth on Schedule 3.02(h) of the Disclosure Package and except for claims for return and/or replacement of products and refunds of purchase price for products in the ordinary course of the Business (i) there is no litigation, proceeding, action, claim or investigation pending against Seller, or that is related to the Business brought against Seller or any of its Affiliates or any of the Purchased Assets, nor, to Seller's Knowledge, are there any of the foregoing that are threatened and (ii) except for orders of general application and except as set forth on Schedule 3.02(h) of the Disclosure Package, neither Seller nor the Purchased Assets are subject to any existing or pending notice, writ, injunction, order or decree of any Governmental Authority ("Order"). Except as set forth on Schedule 3.02(h) of the Disclosure Package, Seller has not, since January 1, 2000, received written notice from any Governmental Authority or any other Person regarding any actual or alleged violation with respect to any such existing or pending Order.

      To Seller's Knowledge, no officer, director, agent, or employee of Seller or its Affiliates is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Business.

      Except as set forth on Schedule 3.02(h) of the Disclosure Package,

          Seller is in material compliance with all of the terms and requirements of each Order to which it, or any of the Purchased Assets, is or has been subject, excluding any noncompliance as to which the remedy, to Seller's Knowledge, could reasonably be expected to involve less than Fifty Thousand Dollars ($50,000); and
          Seller has not received written notice or other communication from any Governmental Authority or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which Seller or any of the Purchased Assets is or has been subject.
      Contracts. Schedule 3.02(i) of the Disclosure Package sets forth a true, complete and correct list of each material contract, agreement, purchase order, lease, license, indenture or other commitment or arrangement (whether written or oral), other than Government Contracts as referred to in Section 3.02(j) hereof, relating to the Business and to which Seller is a party or by which either is or the Purchased Assets or Assumed Liabilities are bound and which meet any of the following criteria:
        agreements that involve performance of services or delivery of goods or materials by Seller in connection with the Business of an amount or value in excess of Fifty Thousand Dollars ($50,000), individually or in the aggregate;
        each agreement that was not entered into in the ordinary course of the Business consistent with past practice and that involves expenditures or receipts of Seller in connection with the Business individually or in the aggregate in excess of Fifty Thousand Dollars ($50,000);
        each lease, rental or occupancy agreement; license, installment and conditional sale agreement; and other agreement affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property, including, without limitation, leases for Leased Personal Property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than Fifty Thousand Dollars ($50,000) and with terms of less than one year);
        each licensing agreement or other agreement with respect to patents, trademarks, copyrights or other Intellectual Property, including agreements with current Employees and former employees who terminated employment within the last three (3) years, consultants or contractors of Seller or any Affiliate relating to Intellectual Property used in the Business, regarding any invention, assignment, appropriation or the non-disclosure of the Intellectual Property;
        each employment or consulting agreement with any Employee or any other Person;
        each agreement containing covenants that in any way purport to materially restrict the business activity of Seller or the Business or limit the freedom of Seller or the Business to engage in any line of business or to compete with any Person;
        each agreement providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;
        each power of attorney that is currently effective and outstanding with respect to the Business or any of the Purchased Assets;
        each agreement for capital expenditures in excess of Fifty Thousand Dollars ($50,000);
        each agreement relating to the disposal of Hazardous Materials or any Remedial Action;
        each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by Seller, other than in the ordinary course, in connection with the Business; and
        each material amendment, supplement and modification in respect of any of the foregoing.

      The contracts, agreements, purchase and sales orders, leases, licenses, indentures, commitments or arrangements which are required to be set forth on Schedule 3.02(i) of the Disclosure Package are hereinafter referred to as the "Material Contracts." True and complete copies of each of the Material Contracts, and all amendments, modifications or other alterations thereof, have been furnished to Purchaser by Seller for review.

      Except for the Government Contracts, and except as set forth on Schedule 3.02(i) of the Disclosure Package, (A) each of the Material Contracts is a valid and binding obligation of Seller, entered into in the ordinary course of the Business consistent with past practice and, to Seller's Knowledge, enforceable in accordance with its terms except as the same may be limited by (1) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application relating to or affecting creditors' rights, including, without limitation, the effective statutory or other laws regarding fraudulent conveyances and preferential transfers, and (2) general principles of equity upon specific enforcement, injunctive relief and other equitable remedies (regardless of whether enforcement is considered in proceedings at law or in equity); (B) Seller has not terminated, cancelled or modified any of the Material Contracts or has received any actual notice that the other party to any of the Material Contracts has terminated, modified or cancelled such Material Contract or has, to Seller's Knowledge, threatened, to do so; and (C) neither Seller, nor, to Seller's Knowledge, any other party, is or has been in default under any material provision of any such Material Contract, and each such Person is and has been in material compliance with all applicable terms and requirements of such Material Contract.

      Government Contracts.
        Listing. A list of each and every contract over Fifty Thousand Dollars ($50,000) with any Governmental Authority, any prime contractor to a Governmental Authority or any subcontractor with respect to any of the foregoing (collectively, "Government Contracts") to which Seller is a party and for which goods and/or services have yet to be provided or paid for in full or for which services or other obligations thereunder have yet to be performed or satisfied in all respects is set forth on Schedule 3.02(j)(i) of the Disclosure Package. For purposes of this Section 3.02(j), "Bid" shall mean any quotation, bid or proposal by Seller relating to the Business that, if accepted or awarded, would lead to a contract with a Governmental Authority or other entity, including a prime contractor or a higher tier subcontractor to a Governmental Authority, for the design, manufacture or sale of products or the provision of services by Seller in the conduct of the Business. Except as set forth on Schedule 3.02(j)(i) of the Disclosure Package, to Seller's Knowledge:
          Seller has complied, in all material respects, and is in material compliance with all terms, conditions and requirements of such Government Contracts, including all clauses, provisions and requirements incorporated expressly, by reference or by operation of law therein;
          Seller has complied, in all material respects, and is in material compliance, with all Legal Requirements, agreements or other arrangements pertaining to such Government Contracts;
          all representations and certifications of Seller executed, acknowledged or set forth in or pertaining to such Government Contracts were current, accurate and complete, in all material respects, as of their effective date, and Seller has complied, in all material respects, with all such representations and certifications;
          Seller has not been notified or informed by any Governmental Authority or any prime contractor, subcontractor or other Person that Seller is presently in material breach of or in present material violation of any Legal Requirement;
          no termination for convenience, termination for default, cure notice or show cause notice has been issued with respect to any Government Contract;
          no cost incurred by Seller or any of its subcontractors, with respect to any Government Contract has been questioned or disallowed no money due to Seller or with respect or relating to the Business under any Government Contract is presently being or is presently attempted to be withheld or set off;
          no officer, director, agent, employee, consultant or contractor of Seller is bound by any contract, agreement or arrangement that purports to limit the ability of such officer, director, agent, employee, consultant or contractor to (1) engage in or continue any conduct, activity or practice relating to the Business, or (2) assign to Seller or the Business or to any other Person any rights to any invention, improvement or discovery;
          no Governmental Authority, prime contractor, subcontractor or vendor has asserted any claim or initiated any dispute proceeding against Seller, nor has Seller asserted any claim or initiated any dispute proceeding, directly or indirectly, against any such party, concerning any Government Contract or Bid relating to the Business. To Seller's Knowledge, there are no current facts upon which a material claim or dispute proceeding may be based in the future;
          there exists no Government Contract as to which Seller's current EAC exceeds the current contract price by One Hundred Twenty Five Thousand Dollars ($125,000) (a "Loss Contract") or for which there is a claim for a right of setoff against Seller; provided, however, that Seller makes no representation regarding Purchaser's final profit or loss with respect to any Government Contract assumed by Purchaser;
          Seller does not have any fixed-price development contracts governed by DFARS Part 235;
          Seller has complied, in all material respects, with applicable facilities and personnel security clearance requirements of any Governmental Authority, including any set forth in the Industrial Security Regulation (DOD 5220.22-R) or the National Industrial Security Program Operating Manual (DOD 5220.22-M), relating to the Business; and
          Seller has complied, in all material respects, with all applicable cost accounting standards and cost principles and has not received notice from the Defense Contract Management Command of any intent to suspend, disapprove or disallow any material costs.
        Investigations and Audits. Except as set forth on Schedule 3.02(j)(ii) of the Disclosure Package:
          neither Seller, its Affiliates, nor any of their respective directors, officers, employees, agents or consultants, is or has been in the past four (4) years subject to any administrative, civil or criminal investigation, indictment or information, audit or internal investigation with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Bid, to which Seller is a party, or the Business;
          Seller and its Affiliates do not have any material pending voluntary disclosures to any Governmental Authority with respect to any alleged irregularity, misstatement or omission arising under a Government Contract or Bid, to which Seller is a party, or with respect to the Business; and
          to Seller's Knowledge, there is no irregularity, misstatement or omission arising under or relating to any Government Contract or Bid, to which Seller is a party, that has led or could reasonably be expected to lead, either before or after the Closing, to any of the consequences set forth in clauses (A) or (B) above or any other damage, penalty assessment, recoupment of payment or disallowance of cost.
        Financing Arrangements and Claims. Except as set forth on Schedule 3.02(j)(iii) of the Disclosure Package, there exist:
          no receivables financing arrangements with respect to performance of any Government Contract;
          no outstanding claims pending against Seller by any Governmental Authority or by any prime contractor, subcontractor, vendor or other Person arising under or relating to any Government Contract that could reasonably be expected to have a material adverse effect on the Business;
          to Seller's Knowledge, no facts upon which such a claim with respect to any such Government Contract is reasonably likely to be based in the future;
          no material disputes under the "Disputes" clause of any such Government Contract with any Governmental Authority or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract; and
          to Seller's Knowledge, no facts out of which such a dispute may be reasonably likely to arise in the future with respect to any Government Contract.

        Except as set forth on Schedule 3.02(j)(iii) of the Disclosure Package, Seller does not have any interest in any pending claim against any Governmental Authority or any prime contractor, subcontractor or vendor arising under any Government Contract.

        No Suspension or Debarment. Neither Seller, nor, to Seller's Knowledge, any of its directors, officers or employees is suspended or debarred from doing business with any Governmental Authority, or has been declared non-responsible or ineligible for contracting with any Governmental Authority. There are no facts that could reasonably be expected to warrant the institution of suspension or debarment of Seller.
      Employee Benefits.
        Schedule 3.02(k)(i) of the Disclosure Package lists each Benefit Plan covering Employees. Each Benefit Plan complies with and has been administered and operated in all material respects in accordance with its terms and the applicable provisions of ERISA and the Code and each Pension Plan is qualified within the meaning of Section 401(a) of the Code and each related trust is exempt from tax under Section 501(a) of the Code and each such Pension Plan has received a determination letter from the Internal Revenue Service or has an application currently pending.
        Seller has delivered or otherwise made available to Purchaser true and correct copies of the following documents with respect to the Employees:
          each Benefit Plan and summary plan descriptions of each ERISA Plan set forth on Schedule 3.02(k)(i) of the Disclosure Package and all amendments thereto;
          each description of any other Benefit Plan which is currently provided to participants in such plan;
          each summary of the material terms of each Benefit Plan that is not set forth in writing; and
          each trust agreement and annuity contract (or any other funding instrument) pertaining to any of the Benefit Plans, including all amendments to such documents.
        There are no legal proceedings or governmental actions pending (other than routine claims for benefits) or, to Seller's Knowledge, threatened, against any Benefit Plan, the assets of any Benefit Plan or the assets of Seller or the ERISA Affiliates with respect to such Benefit Plans.
        There are no health plans or health-related benefit commitments covering former employees, except as required under Section 4980B of the Code and Part 6 of Title 1 of ERISA.
        With respect to each Benefit Plan subject to Section 4975 of the Code or Section 406 or 407 of ERISA, no non-exempt transaction prohibited under Section 406 or ERISA and no non-exempt "prohibited transaction" under Section 4975 of the Code has occurred.
        With respect to each Benefit Plan subject to Section 412 of the Code, no failure to meet the minimum funding standard whether or not waived under Section 412(d) of the Code or failure to make an installment required under Section 412(m) of the Code by its due date has occurred.
        Neither the Seller nor any ERISA affiliate has (1) had an obligation to contribute to any "multiemployer plan" as defined in Section 3(37) of ERISA ("Multiemployer Plan"), and (2) withdrawn in any complete or partial withdrawal from any Multiemployer Plan, as those terms are respectively defined in Sections 4203 and 5305 of ERISA.
        No pension plan has an "accumulated funding deficiency," whether or not waived, as defined in Section 302(1)(2) of ERISA.
        No "reportable event" within the meaning of Section 4043(b) of ERISA has occurred with respect to any Pension Plan.
        Except as set forth on Schedule 3.02(k)(x) of the Disclosure Package, in connection with the Employees, neither Seller nor any Affiliate of Seller has any obligation under any retention, stay-put or change-in-control agreement, or agreement of similar purpose, to make any payments to any officer, employee or director of Seller, or to any individual independent contractor who has provided or who currently provides services to Seller or to make nonforfeitable any otherwise forfeitable benefits as a result of the execution of this Agreement or the Closing of the transaction contemplated by this Agreement.
        To Seller's Knowledge, all (A) insurance premiums required to be paid with respect to, and (B) benefits, expenses and other amounts due and payable under any Benefit Plan prior to the Closing will have been paid, made or accrued on or before the Closing.
        All contributions, transfers or payments required to be made to any Benefit Plan prior to the Closing will have been paid, made or accrued before the Closing.
        To Seller's Knowledge, the Sequa 401(k) Plan currently complies, in all material respects with its terms and applicable law and there are no legal proceedings pending (other than routine claims for benefits) or, to Seller's Knowledge, threatened, against the Sequa 401(k) Plan, the assets of such plan or the assets of Seller with respect to such plans. Seller has delivered or made available to Purchaser a copy of the most recent determination letter issued by the IRS with respect to the Sequa 401(k) Plan.
        Except as set forth on Schedule 3.02(k)(xiv) of the Disclosure Package, in connection with Seller, there are no pending workers' compensation claims.
      Labor Matters. Except as set forth on Schedule 3.02(I) of the Disclosure Package, to Seller's Knowledge, the Business is in material compliance with all applicable laws, rules or regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not engaged in any unfair or illegal labor practice. Except as set forth on Schedule 3.02(I) of the Disclosure Package, (i) Seller is not a party to any collective bargaining agreement with any labor organization covering any Employees, and (ii) no organization or representation question is pending respecting the Employees. Except as set forth on Schedule 3.02(I) of the Disclosure Package, to Seller's Knowledge, there is no claim, grievance, arbitration, negotiation, suit, action or charge of or by any Employee that in any such instance might reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Seller or the Business if it were resolved in a manner adverse to Seller or the Business. Except as set forth on Schedule 3.02(I) of the Disclosure Package, no complaint is pending or, to Seller's Knowledge, threatened, against Seller with respect to the Business before the National Labor Relations Board, any state or local agency or comparable Governmental Authority. Except as set forth on Schedule 3.02(I) of the Disclosure Package, there are no pending claims, complaints or reports against Seller relating to the Business pursuant to workers' compensation laws or any other Legal Requirement relating to employment or labor matters. Except as set forth on Schedule 3.02(I) of the Disclosure Package, there is no labor strike, material dispute, work slowdown, work stoppage, lockout or other job action pending or, to Seller's Knowledge, threatened, in writing, against Seller which relates to the Business.
      Employees. Schedule 3.02(m) of the Disclosure Package contains a complete and accurate list of the following information for each Employee: employer; name; job title; current compensation paid or payable; vacation entitlement; service credited for purposes of vesting; and eligibility to participate under any applicable pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare or vacation plan, any other employee benefit plan or any director plan. Except as set forth on Schedule 3.02(m) of the Disclosure Package, Seller does not have any deferred compensation, retirement, incentive, bonus, severance, retention or employment contract, written or otherwise, with any Employee. Since December 31, 2002, no officer of Seller having a base salary in excess of Ninety Thousand Dollars ($90,000) per year has given written notice of his or her intention to discontinue employment. The complete and accurate salary information for each Employee has been separately disclosed on a confidential basis only to Purchaser and Purchaser's counsel, although it is not contained in the Disclosure Package.
      Permits and Approvals. Schedule 3.02(n) of the Disclosure Package lists material Permits issued to Seller that are used in the operation of the Business and indicates which material Permits, if any, will be part of the Excluded Assets. All such permits are in full force and effect. Except as set forth on Schedule 3.02(n) of the Disclosure Package, to Seller's Knowledge, insofar as Seller or the Business is concerned: (i) neither Seller nor the Business is in violation of or under any of its respective Permits, nor is there any existing condition that, with the giving of notice or the passage of time, or both, might reasonably constitute such a violation; and (ii) no Permit of any Governmental Authority that in any such instance is necessary for the continued conduct of the Business as the same is being presently conducted has not been obtained or applied for (including any renewal). There is no proceeding pending or, to Seller's Knowledge, threatened, with respect to any of the foregoing.
      Compliance with Laws. Except as set forth on Schedule 3.02(o) of the Disclosure Package, to Seller's Knowledge, the Business and the ownership of its assets is being conducted in material compliance with all Legal Requirements applicable to the conduct of the Business. There are no proceedings, investigations or reviews pending or, to Seller's Knowledge, threatened with respect to any the foregoing. To Seller's Knowledge, Seller has not, obtained or retained any business, directly or indirectly, offered, paid or promised to pay, or authorized the payment of any money or other thing of value in violation of the Foreign Corrupt Practices Act. To Seller's Knowledge, Seller has at all times been in compliance with all Legal Requirements relating to the export control and trade embargoes. To Seller's Knowledge, no product sold or serviced by Seller during the last five years has been directly or indirectly sold to or performed on behalf of Cuba, Iraq, Iran, Libya or North Korea. To Seller's Knowledge, Seller has not violated the antiboycott prohibition contained in 50 U.S.C. Section 2401 et seq. or taken any action that can be penalized under Section 999 of the Code.
      Filing of Tax Returns; Payment of Taxes; Tax Liens. Except as set forth on Schedule 3.02(p) of the Disclosure Package, all Tax Returns required to be filed by Seller with respect to the Business, including any federal consolidated income tax return required to be filed by an Affiliated Group with respect to any period ending on or prior to the Closing Date during which Seller was a member, have been or will be filed on or before the date on which such Tax Returns are required to be filed subject to any applicable extensions. The Purchased Assets are not and will not be encumbered by any Liens, other than Permitted Liens, arising out of or relating to unpaid Taxes. All Taxes due and payable by Seller for any period ending at any time on or prior to the Closing have been or will be accrued on the books and records of Seller and will be paid on or before the dates on which same are due, subject to any applicable extensions, or other than income taxes, will otherwise be accrued in the Closing Balance Sheet and be included in the Assumed Liabilities. All income taxes owed by any Affiliated Group have been paid or accrued for each taxable period during which Seller was a member of such group. Seller has withheld and paid or accrued all Taxes required to have been withheld and paid or accrued in connection with any amount owing to any employee, independent contractor, creditor, stockholder or other Person, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed. None of the Assumed Liabilities is an obligation to make any future payments that will not be fully deductible under Sections 161 or 280G of the Code. None of the Purchased Assets (i) secures any debt the interest on which is Tax-exempt under Section 103(a) of the Code, (ii) constitutes "Tax-exempt use property" within the meaning of Section 168(h) of the Code, (iii) constitutes "Tax exempt bond financing property" within the meaning of Section 168(g)(5) of the Code, (iv) is "limited use property" within the meaning of Revenue Procedure 76-30, or (v) will be treated as owned by another Person under Section 168(f)(8) of the Code. Payments made pursuant to the transactions contemplated by this Agreement are not subject to withholding under Section 3406 of the Code or any other provision of applicable law.
      Absence of Certain Changes and Events. Except as set forth on Schedule 3.02(q) of the Disclosure Package, since December 31, 2002, the Business has been conducted only in the ordinary course consistent with the past practice and except as contemplated by the transactions described herein there has not been any:
        payment, grant or increase of any bonuses, salaries or other compensation to any stockholder, director, officer, consultant or (except in the ordinary course of business consistent with past practice) Employee or entry into any employment, severance or similar contract or arrangement with any director, officer, consultant or Employee with respect or relating to the Business;
        adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan for or with any Employees;
        damage to or destruction or loss of any Purchased Asset, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition or prospects of the Business, taken as a whole;
        entry into, termination of or receipt of notice of termination of any license, distributorship, dealer, sales representative, joint venture, credit or similar agreement;
        sale (other than sales of inventory in the ordinary course of Business consistent with past practice), lease or other disposition of any Purchased Asset or mortgage, pledge or imposition of any lien or other encumbrance on any Purchased Asset, including the sale, lease, licensing or other disposition of any Intellectual Property used in the Business by Seller or any of its Affiliates;
        cancellation or waiver of any claims or rights, other than as relates to the Excluded Assets or Excluded Liabilities, with a value to the Business in excess of Seventy-Five Thousand Dollars ($75,000) individually or in the aggregate;
        significant change in the accounting practices used by the Business;
        guarantee of any debt for borrowed money, borrowing of money or increase of any debt for borrowed money, except borrowings and intercompany transfers for working capital from Seller made in the ordinary course of business consistent with past practice; or
        agreement, whether oral or written, by Seller with respect or relating to the Business to do any of the foregoing.

      Schedule 3.02(q) of the Disclosure Package describes each material pending dispute with any customer or vendor of Seller with respect to the Business where the amount in dispute is in excess of Thirty Seven Thousand Dollars ($37,000), individually or in the aggregate, or where the customer or vendor has, to Seller's Knowledge, threatened to terminate the relationship. Since December 31, 2002, to Seller's Knowledge, Seller has not received notice that any material customer or vendor plans to discontinue or materially limit its relationship with respect to the Business.

      Trademarks and Other Intellectual Property. Schedule 3.02(r) of the Disclosure Package identifies all trade names, trademarks, services marks and copyrights, and their registrations owned by Seller or owned by Chromalloy and used exclusively by Seller or in the Business, used in or held for use in the Business or in which Seller has any rights or licenses, together with a brief description of each and any royalties paid or received by Seller. Except for the trademarks, trade names and other names set forth in Section 2.02(a)(vii), Seller's Intellectual Property included in the Purchased Assets and the Chromalloy Patents constitute all of the Intellectual Property necessary for Seller to conduct the Business as currently conducted in the three (3) years prior to the Closing. Except for the Chromalloy Patents, Seller, in the conduct of the Business, does not utilize any Chromalloy Intellectual Property. Except as set forth on Schedule 3.02 (r) of the Disclosure Package, to Seller's Knowledge, such trademarks, trade names and other marks do not infringe and are not now infringing on any trade name, trademark, service mark or copyright in respect of the Business belonging to any other Person, firm or corporation, and, except as set forth on Schedule 3.02(r) of the Disclosure Package, Seller has not received any actual notice or claim of material infringement or, to Seller's Knowledge, of any material infringement by any Person of the trade names, trademarks, service marks or copyrights set forth on Schedule 3.02(r) of the Disclosure Package. Schedule 3.02(r) of the Disclosure Package lists any license, agreement or arrangement used in or held for use in the Business to which Seller is a party, whether as licensor, licensee or otherwise, with respect to any trademarks, service marks, trade names or applications therefor, or any copyrights. Seller is the owner or licensee of all right, title and interest in and to each of the trade names, trademarks, services marks and copyrights listed on Schedule 3.02(r) owned by Seller or used in the Business free and clear of all Encumbrances, and except as set forth on Schedule 3.02(r), has the right to use without payment to any Person, Seller or Seller Affiliate all of such trade names, trademarks, services marks and copyrights. To Seller's Knowledge, all software used by Seller in the Business is validly licensed from the appropriate vendor(s) and documentation to verify same is present at Seller's location and all such software will be transferred to Purchaser on the Closing Date in compliance with all applicable Legal Requirements. To Seller's Knowledge, with regard to any software used in the Business there is no pending or threatened dispute involving either the lack of documentation or the sufficiency thereof.
      Patents. Schedule 3.02(s) of the Disclosure Package identifies all unexpired material domestic and foreign patents, and applications for patents, used in or held for use in the Business and in which Seller has any rights or licenses including the Chromalloy Patents. Except as set forth on Schedule 3.02(s) of the Disclosure Package, such patents constitute all of the patents used by Seller to conduct the Business as conducted in the three (3) years prior to the Closing Date and there are no pending or, to Seller's Knowledge, threatened, infringement actions or other proceedings, in connection with the Business, that (i) challenge the rights of Seller in respect of any trademarks, patents or applications for patents set forth on Schedule 3.02(s) of the Disclosure Package or any other Intellectual Property, (ii) assert that Seller is infringing or is otherwise in conflict with or violating the Intellectual Property rights of any Person, or are required to pay any royalty, license fee or other amount with regard to, any patent or application for patent set forth on Schedule 3.02(s) of the Disclosure Package, or (iii) claim that any material default exists under any agreement or arrangement set forth on Schedule 3.02(s) of the Disclosure Package. All patents and patent applications listed in Schedule 3.02(s) are in compliance with all Legal Requirements with regard to payment of filings, examination or filing fees and are not subject to any maintenance fees or taxes or actions falling due within one hundred eighty (180) days after the Closing Date other than in the ordinary course of the Business. Except as set forth on Schedule 3.02(s) of the Disclosure Package, Seller has not received any notice nor has Knowledge of any fact, document or instrument, asserting or indicating that the manufacture, use, offering for sale or sale of the processes or products covered by the patents and applications for patents listed on Schedule 3.02(s) of the Disclosure Package violate or infringe on any patent or any proprietary or personal right of any Person nor has Seller received any notification or has any Knowledge of any non-compliance with any applicable data protection legislation. No such patent has been involved in any interference, reissue, reexamination, or opposition Proceeding. Chromalloy and Seller in preparing the patent applications undertook reasonable due diligence reviews of the prior art and all anticipations of that art relative to the patents listed on Schedule 3.02(s) and to Seller's Knowledge, based upon such review, there was no prior patent or patent application that would be infringed by the patents and patent applications set forth on Schedule 3.02(s). Except as set forth on Schedule 3.02(s) of the Disclosure Package, Seller has not received any actual notice or has Knowledge of any fact, document or instrument, asserting or indicating that it is now infringing on any patent or other right listed on Schedule 3.02(s) of the Disclosure Package or otherwise violating any proprietary or personal right of any Person. Schedule 3.02(s) of the Disclosure Package lists any license agreement or arrangement used in or held for use in the Business to which Seller is a party, whether as licensee, licensor or otherwise, with respect to any patent, application for patent, invention, design, model, process, Trade Secret or formula.
      Trade Secrets. Except as otherwise set forth on Schedule 3.02(t), with respect to each material Trade Secret which has been reduced to writing, the documentation relating to such Trade Secret is, to Seller's Knowledge, current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without sole reliance on the knowledge or memory of any individual; Seller has, to its Knowledge, taken reasonable precautions to protect the secrecy, confidentiality and value of all Trade Secrets (including enforcement of a policy by Seller requiring each employee and consultant to execute proprietary information and confidentiality agreements); and to the Seller's Knowledge, the Trade Secrets have not been used, divulged or appropriated either for the benefit of any Person (other than Seller) or to the detriment of Seller.
      Intercompany Transactions and Transactions with Certain Persons. Schedule 3.02(u) of the Disclosure Package lists all transactions or categories thereof between or among Seller, or any of its Affiliates, with respect to the Business that remain executory on the date hereof, and all liabilities or obligations or categories thereof of the Business between or among Seller and any of its Affiliates. Except as set forth on Schedule 3.02(u) of the Disclosure Package, no officer, director or employee of Seller or any of its Affiliates is (i) a party to any agreement, arrangement or understanding with Seller, other than any of the foregoing relating to compensation for services as an officer, director or employee of Seller or the Business, (ii) a supplier of goods or services to Seller in connection with the Business, or (iii) the lessor of any real or personal property to Seller in connection with the Business. All transactions by and among Seller and its Affiliates have been conducted in the ordinary course of Seller's Business.
      Insurance. Set forth on Schedule 3.02(v) of the Disclosure Package is a complete list, in connection with the Business, of all of Seller's and its Affiliates' policies of insurance providing for fire, property, casualty, business interruption, personal or product liability, workers' compensation, errors and omissions and other forms of insurance coverage.
      Environmental Matters. To Seller's Knowledge, except as set forth on Schedule 3.02(w):
        Seller has obtained all Governmental Authorizations that are required to be obtained by Seller for the operation of the Business under Environmental Requirements, and Seller has handled, stored, transported and disposed of its Hazardous Materials and wastes, toxic, hazardous or otherwise, in material compliance with all applicable Environmental Requirements; a complete and accurate list of all Governmental Authorizations is set forth on Schedule 3.02(w);
        Seller has complied with all terms and conditions of all Governmental Authorizations, and Seller has operated in material compliance with all other applicable limitations, restrictions, conditions, standards, obligations and timetables contained in the Environmental Requirements or in any Order, notice or demand letter issued or promulgated thereunder or related thereto;
        There has been no Release of any Hazardous Material to, at or from the Real Property;
        There is no Hazardous Material located in or on (including underground) the Real Property;
        Seller has not generated, treated, disposed of, or stored any Hazardous Material on the Real Property;
        There are no above ground or underground storage tanks, sumps or subsurface structures located on the Real Property, and any such structures previously removed from the Real Property by Seller were removed in compliance with all applicable Environmental Requirements;
        Seller has not received notice of any actual or potential Environmental Liability which remains outstanding;
        No lien has been imposed on the Real Property pursuant to any Environmental Requirements, and neither the Real Property nor other Purchased Assets is listed or proposed for listing on the National Priorities List or in the Comprehensive Environmental Response, Compensation, and Liability Information System pursuant to CERCLA, in the National Corrective Action, Priority System pursuant to RCRA or on any similar state list established pursuant to applicable Environmental Requirements;
        Seller has provided to Purchaser all information pertaining to compliance by Seller with and liability under Environmental Requirements and/or Environmental Liabilities with respect to the Business and/or the Real Property in the possession of or control of Seller, or an agent of Seller, including Phase I and Phase II Studies, consultant's reports, remediation plans, studies and status reports, communications with environmental counsel, environmental consultants, internal communications, internal audits and correspondence to or from any Governmental Body.
      Product Liability and Warranties. Except as set forth on Schedule 3.02(x) of the Disclosure Package, since December 31, 1998, Seller nor any of its Affiliates, in connection with the Business, have received any claims for product liability or breach of warranty (whether or not covered by insurance) nor has Seller given notice to any customer of the Business of any defect or deficiency with respect to products designed, manufactured, assembled, repaired, maintained, delivered or installed or services rendered prior to the Closing.
      Material Adverse Change. Except as set forth on Schedule 3.02(y) of the Disclosure Package, since the date of the Baseline Balance Sheet, to Seller's Knowledge, and other than matters affecting the economy in general or the industry of which the Business is a part, including Purchaser's and its Affiliates' businesses, there has not been any material adverse change in the Business or the operations, properties, assets or condition of the Business taken as a whole.
      Disclosure. Except as set forth on Schedule 3.02(z), no representation and warranty of Seller contained in this Agreement, the Disclosure Package or in the Other Agreements contains an untrue statement of material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.
      Securities Representations. Seller was not formed for purposes of holding the Shares and has a market value in excess of Five Million Dollars ($5,000,000). Seller is acquiring the Shares for its own account for investment only, and not with a view to, or intention of, any distribution thereof in violation of the Securities Act of 1933, or any applicable state securities law.

      3.03   Purchaser's Representations and Warranties Purchaser hereby represents and warrants to Seller and Chromalloy as follows:

      (a)   Organization and Existence. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign corporation in the State of Florida. Schedule 3.03(a) contains a true and correct copy of the Certificate of Incorporation, as amended, of Purchaser, and the By-Laws, as amended, of Purchaser. Purchaser is not in breach or default of its Certificate of Incorporation or By-Laws.

      (b)   Power and Authority. Purchaser has requisite corporate power and authority to execute, deliver and perform this Agreement and the Other Agreements.

      (c)   Authorization. The execution, delivery and performance of this Agreement and the Other Agreements by Purchaser have been duly authorized by all requisite shareholder and corporate action.

      (d)   Binding Effect. This Agreement and the Other Agreements, and assuming the due execution and delivery hereof and thereof by Seller, constitute the valid, binding and legal obligations of Purchaser enforceable against Purchaser in accordance with the terms hereof and thereof, except as the enforceability hereof and thereof may be subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and the discretion of the courts in granting equitable remedies.

      (e)   No Default. Neither the execution nor delivery of this Agreement or the Other Agreements nor the performance by Purchaser of any or all of its obligations hereunder or thereunder (i) violate or breach, or with the giving of notice or the passage of time or both, will violate or breach, or otherwise constitute or give rise to a default under, the terms or provisions of Purchaser's Certificate of Incorporation or By-Laws or of any material contract, commitment or other obligation to which Purchaser is a party or by which it or any of its property is bound, (ii) require the consent of any party to any material contract or other agreement to which Purchaser is a party by which it or any of its property is bound, or (iii) violate any laws, orders, injunctions or decrees to which Purchaser or any of its property is subject; with respect to each of (i), (ii) and (iii), except as would not materially affect Purchaser's obligations under this Agreement.

      (f)   Finders. Except for fifty percent (50%) of the total amount due to Roxbury Capital Group LLC upon Closing of the transactions contemplated herein for which Purchaser shall be solely responsible, neither Purchaser nor any of its Affiliates has engaged in or obligated to anyone who would be entitled to any broker's, finder's or similar fee or commission on account of acting as a broker, finder or in any other similar capacity in connection with this Agreement, the Other Agreements or the transactions contemplated hereby or thereby.

      (g)   Litigation. There are no claims, suits or proceedings pending or, to Purchaser's Knowledge, threatened against Purchaser that are or would be reasonably likely to affect its ability to perform its obligations under this Agreement. To Purchaser's Knowledge, there is no judgment or Order of any Governmental Authority to which Purchaser, its business or assets are subject that could affect its ability to perform its obligations under this Agreement and the Other Agreements.

      (h)   Regulatory Approvals. All consents, approvals, authorizations and other requirements prescribed by any law, regulation or rule which must be obtained or satisfied by Purchaser and which are necessary for the execution and delivery by Purchaser of this Agreement, the Other Agreements and all other documents and the consummation of the transactions contemplated in this Agreement and the Other Agreements have been obtained or satisfied.

      (i)   Capitalization. The authorized capital stock of Purchaser is as set forth on Schedule 3.03(i). All such outstanding shares are duly authorized, validly issued and outstanding, fully paid and non-assessable and, except for such outstanding shares, there are no shares of capital stock or other equity securities or other equity interest of Purchaser outstanding. Except as set forth on Schedule 3.03(i):

            There are no outstanding or authorized subscriptions, warrants, options, calls or commitments of any character relating to or entitling any person or entity to purchase or otherwise acquire any capital stock (including the Shares) and or other equity securities or other equity interest of Purchaser;
            There are no outstanding obligations or securities convertible into or exchangeable for shares of any capital stock (including the Shares) or other equity securities or other equity interests of Purchaser or any commitments of any character relating to or entitling any person to purchase or otherwise acquire any such obligation or securities;
            There are no preemptive or similar rights to subscribe for or to purchase any capital stock (including the Shares) or other equity securities or other equity interest of Purchaser;
            There are no other commitments of any kind or type for the issuance of any capital stock (including the Shares) or other equity securities or other equity interests of Purchaser; and
            Purchaser has not entered into any agreement to register any outstanding capital stock (including the Shares) or other equity securities or other equity interests of Purchaser under the Exchange Act.

        (j)   Corporate Books and Records. Purchaser has furnished or made available or caused to be furnished or made available to Seller for its examination the following, each of which is, accurate and complete:

        (1)   Copies of the organizational and corporate governance documents of Purchaser;

        (2)   The minute books of Purchaser containing all proceedings, consents, actions and meetings of its shareholders and Board of Directors;

        (3)   Copies of all permits, orders and consents with respect to Purchaser and its securities issued by any administrative agency or governmental body regulating the issuance or transfer of such securities and all applications for such permits, orders and consents;

        (4)   The stock transfer books of Purchaser setting forth all transfers of its securities; and

        (5)   Copies of all outstanding stock certificates.

        (k)   Title to Shares. Purchaser has good and valid title to the Shares. Upon consummation of the purchase and sale contemplated herein, Seller will acquire from Purchaser good and valid title to the Shares, free and clear of all Liens excepting only such restrictions upon transfer, if any, as may be imposed by foreign, federal and state securities laws or the Shareholders' Agreement.

        (l)   Securities Laws. The Shares were issued in full compliance with all applicable federal and state securities laws. The Shares were issued in full compliance with all applicable securities laws and rules. Purchaser has obtained all necessary permits and other authorizations or orders of exemption as may be necessary or appropriate under any and all applicable federal, state or foreign securities laws with respect to the transactions contemplated herein.

        (m)   Subsidiaries. Purchaser does not hold and has never held any ownership interest in any Person.

        (n)   Purchaser's 401(k) Plan. Except as set forth on Schedule 3.03(n), to Purchaser's Knowledge, Purchaser's 401(k) Plan currently complies, in all material respects with its terms and applicable law and there are no legal proceedings pending (other than routine claims for benefits) or, to Purchaser's Knowledge, threatened, against Purchaser's 401(k) Plan, the assets of such plan or the assets of Purchaser with respect to such plans.

        (o)   Loan Documents. Schedule 3.03(o) identifies each of the documents and instruments to be executed on or before Closing by and between Purchaser and its lenders.

        (p)   No Knowledge of Seller's Default. As of the date of this Agreement, Purchaser has no actual knowledge that any of Seller's representations and warranties contained in this Agreement or in the Other Agreements are untrue, inaccurate or incomplete or that Seller is in default under any term or provision of this Agreement.

        (q)   Disclosure. To Purchaser's Knowledge, no representation and warranty of Purchaser contained in this Agreement or in the Other Agreements contains an untrue statement of material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading.

        3.04   Disclaimers

        (a)   Of Seller. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES IN ARTICLE III, THE DISCLOSURE PACKAGE, AND IN THE OTHER AGREEMENTS, NEITHER SELLER, CHROMALLOY NOR ANY OF THEIR RESPECTIVE AFFILIATES IS MAKING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO THE BUSINESS, THE PURCHASED ASSETS OR THE ASSUMED LIABILITIES. WITHOUT LIMITING THE FOREGOING AND EXCEPT TO THE EXTENT INCLUDED WITHIN THE REPRESENTATIONS OR WARRANTIES CONTAINED IN ARTICLE III, THE DISCLOSURE PACKAGE, OR IN THE OTHER AGREEMENTS, SELLER MAKES NO REPRESENTATION OR WARRANTY REGARDING: (A) ANY FINANCIAL STATEMENTS, BUDGETS, LONG RANGE PLANS, STRATEGIC PLANS, MARKET ANALYSIS, FORECASTS, PROJECTIONS, EACS, OPINIONS AND SIMILAR MATERIALS PREPARED OR FURNISHED BY SELLER OR ITS AFFILIATES WITH RESPECT TO THE BUSINESS, THE PURCHASED ASSETS AND THE ASSUMED LIABILITIES, (B) FUTURE PROSPECTS, INCOME POTENTIAL, OPERATING EXPENSES, USES, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, (C) THE CONDITION OR SAFETY OF THE REAL PROPERTY AND THE IMPROVEMENTS THEREON, INCLUDING, BUT NOT LIMITED TO, PLUMBING, SEWER, HEATING AND ELECTRICAL SYSTEMS, ROOFING, AIR CONDITIONING, FOUNDATIONS, SOILS AND GEOLOGY, LOT SIZE, OR SUITABILITY OF THE REAL PROPERTY AND THE IMPROVEMENTS FOR A PARTICULAR PURPOSE, (D) WHETHER THE APPLIANCES, IF ANY, PLUMBING OR UTILITIES ARE IN WORKING ORDER, (E) THE HABITABILITY OR SUITABILITY FOR OCCUPANCY OF ANY STRUCTURE AND THE QUALITY OF ITS CONSTRUCTION, (F) THE FITNESS OF ANY PERSONAL PROPERTY OR FIXTURE, (G) WHETHER THE IMPROVEMENTS ARE STRUCTURALLY SOUND OR IN GOOD CONDITION , OR (H) THE IMPACT, FINANCIAL AND OTHERWISE, OF NOT OBTAINING CONSENTS AS REQUIRED BY THE TERMS AND CONDITIONS OF THE ASSIGNED CONTRACTS.

        (b)   Of Purchaser. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES IN ARTICLE III AND IN THE OTHER AGREEMENTS, NEITHER PURCHASER NOR ANY OF ITS AFFILIATES IS MAKING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER.

        ARTICLE IV

        The Closing

        4.01    The Closing For purposes hereof, "Closing" means the time and place at which the transactions contemplated by this Agreement are consummated and the documents and instruments referred to in Section 4.03 are executed and delivered by the Parties.

        4.02   Time, Date and Place of Closing The Closing will occur and be effective as of 12:01 a.m. (Eastern Standard Time) on the date hereof (the "Closing Date"). The Closing has taken place on the Closing Date.

        4.03   Deliveries at Closing At the Closing:

        (a)   Seller has delivered to Purchaser a certificate, executed by a duly authorized officer of Seller, to the effect that:

        (i)   all corporate and other proceedings or actions required to be taken by Seller in connection with the transactions contemplated by this Agreement and the Other Agreements have been taken;

        if and only to the extent that Seller has obtained such consents or approvals, those consents or approvals, of those Persons set forth on Exhibit E;
        all requisite governmental approvals and authorizations necessary for consummation by Seller and its Affiliates of the transactions contemplated hereby and by the Other Agreements have been duly issued or granted; and
        there has not been issued, and there is not in effect, any injunction or similar legal order against Seller or its Affiliates prohibiting or restraining consummation of any of the transactions herein contemplated or in any of the Other Agreements, and no legal or governmental action, proceeding or investigation which might reasonably be expected to result in any such injunction or order is pending against Seller or its Affiliates.

        (b)   Seller shall deliver to Purchaser:

        (i)   a duly executed Bill of Sale in the form of Exhibit F;

        (ii)   a duly executed instrument of assignment and assumption of the Assigned Contracts in the form of Exhibit G ("Instrument of Assignment and Assumption");

        (iii)   a duly executed assignment of trade name in the form of Exhibit H;

        (iv)   a duly executed assignment of service mark in the form of Exhibit H1;

        a duly executed assignments of patents in the form of

        Exhibit I;

        a duly executed warranty deed for the Real Property in the form of Exhibit J;
        a duly executed Novation Agreement with respect to the Government Contracts in the form of Exhibit K ("Novation Agreement") and a duly executed Letter Agreement Regarding Novations in the form of Exhibit K1 ("Novation Letter Agreement");
        certified copies of resolutions of the Board of Directors of Seller and Chromalloy authorizing this Agreement and the Other Agreements, the transactions contemplated by this Agreement and the Other Agreements and the obligations of Seller hereunder and thereunder;
        a good standing certificate from the Secretary of State of Florida, certifying as of a recent date, that Seller is a corporation in good standing under the laws of the State of Florida;
        other than as relates to the Excluded Assets and Excluded Liabilities, custody of or control over the originals of all books, records, correspondence, databases and papers of Seller used in or held for use in the Business;
        a duly executed Shareholders' Agreement in the form of Exhibit L (the "Shareholders' Agreement");
        a receipt acknowledging receipt of the cash portion of the Purchase Price and the Shares;
        an Affidavit of Non-Foreign Status; and
        Florida name change certificate.

(c)   Purchaser shall deliver to Seller a certificate, executed by a duly authorized officer of Purchaser, to the effect that:

(i)   all corporate and other proceedings required to be taken by Purchaser in connection with the transactions contemplated by this Agreement and the Other Agreements have been taken;

(ii)   other than the transfers of permits, authorizations or approvals to be obtained after Closing, all requisite governmental approvals and authorizations necessary for consummation by Purchaser of the transactions contemplated hereby and by the Other Agreements have been duly issued or granted; and

(iii)   there has not been issued, and there is not in effect, any injunction or similar legal order prohibiting or restraining consummation by Purchaser of any of the transactions herein contemplated and by the Other Agreements, and no legal or governmental action, proceeding or investigation which might reasonably be expected to result in any such injunction or order is pending against Purchaser.

(d)   Purchaser shall deliver to Seller:

(i)   the cash portion of the Purchase Price by means of a wire transfer of immediately available funds to an account or accounts designated by Seller;

(ii)   the Shares;

(iii)   a duly executed Instrument of Assignment and Assumption;

(iv)   a duly executed Novation Agreement and Novation Letter Agreement;

(v)   a duly executed instrument of assumption of the Assumed Liabilities in the form of Exhibit M;

(vi)   certified copies of a resolution of the Board of Directors of Purchaser authorizing this Agreement and the Other Agreements, the transactions contemplated by this Agreement and the Other Agreements and the obligations of Purchaser hereunder and thereunder;

(vii)   a duly executed Shareholders' Agreement;

(viii)   a good standing certificate from the Secretary of State of Delaware, certifying that as of a recent date, that Purchaser is a corporation in good standing under the laws of the State of Delaware and a certificate from the Secretary of State of Florida certifying that Purchaser is qualified to do business as a foreign corporation under the laws of the State of Florida;

(ix)   Articles of Incorporation of Purchaser, certified by the Secretary of State of Delaware; and

(x)   Resale Tax Exemption Certificates duly executed by Purchaser in the form of Exhibit N.

ARTICLE V

Certain Covenants and Agreements After Closing

5.01   Further Conveyances and Assurances After the Closing, Seller will, without further cost or expense to, or consideration of any nature from, Purchaser, execute and deliver, or cause to be executed and delivered, to Purchaser such additional documentation and instruments, and will take such other and further actions, as Purchaser may reasonably request as more completely to sell, transfer and assign to and fully vest in Purchaser ownership of the Business and all of the Purchased Assets. After the Closing, Purchaser will, without further cost or expense to, or consideration of any nature from, Seller, execute and deliver, or cause to be executed and delivered, to Seller such additional documentation and instruments, and will take such other and further actions, as Seller may reasonably request as more completely to sell, transfer and assign to and fully vest in Purchaser all of the Assumed Liabilities.

5.02   Further Consents to Assignment With respect to those consents or approvals (or effective waivers thereof) to or of assignment and all novations which are not obtained on or prior to Closing:

(a)   the Parties will make all reasonable efforts to obtain such consent, approval (or an effective waiver thereof) or novation;

(b)   if the Parties are unable to obtain such consent or approval, or an effective waiver thereof, or novation, then, with respect to the contract, lease, license, permit, approval or other item of which such consent or approval of or to the effective assignment or the novation is requested by Purchaser at or after the Closing, (i) this Agreement shall not constitute or be deemed to be an assignment or an agreement to assign such item if an attempted assignment without such consent, approval or novation, or an effective waiver thereof, would constitute a breach of or default under such item or create in any party thereto the right or power to cancel or terminate such item, and (ii) Seller will provide or cause to be provided to Purchaser the benefit of Seller's rights under or pursuant to such item, including enforcement (at Purchaser's sole cost and expense) of any and all rights of Seller, as the case may be, against any other Person (including any Governmental Authority) as Purchaser may request; provided, however, that Seller and Purchaser shall share equally the expense of any amounts or consideration paid to any other Person; provided that each Party's obligation shall not exceed Fifty Thousand Dollars ($50,000), and neither Party shall be obligated to incur any additional cost or expense under this Section 5.02(b) unless expressly agreed to in writing, such agreement to be in each Party's sole discretion; and

(c)   neither Party will be obligated to pay consideration (other than costs of providing the benefit of such item as described in Section 5.02(b)) in order to obtain any consent or approval, or an effective waiver thereof, or novation, unless otherwise agreed by the Parties in writing, each in its reasonable discretion. The Parties will cooperate in obtaining any required consent or approval, or an effective waiver thereof, or novation, pursuant to an economic arrangement satisfactory to the Parties.

5.03   Access For a period of seven (7) years following the Closing or such other period as required by applicable law, rule or regulation, Purchaser will retain all business, financial and other records of Seller relating to the Business which are included in the Purchased Assets. During such period, Purchaser will afford authorized representatives of Seller and its Affiliates reasonable access to all of such records at reasonable times and during normal business hours upon prior reasonable notice at the principal business office of the Business, or as directed by Purchaser at such other location or locations at which such business records may be stored or maintained from time to time, and will permit such representatives to make abstracts from, or copies of, any of such records, or to obtain temporary possession of any thereof as may be reasonably required in any Proceeding. During such period, Purchaser will, at Seller's expense (including reimbursement of Purchaser's out-of-pocket expenses), reasonably cooperate with Seller in furnishing information, evidence, testimony and other reasonable assistance in connection with any action, proceeding or investigation relating to the Business prior to the Closing. Purchaser will not destroy any such records without first giving Seller thirty (30) days' prior written notice and an opportunity for Seller to obtain possession of such records at Seller's expense.

5.04   Use of Trademark and Trade Names Notwithstanding anything to the contrary in this Agreement, Purchaser, after the Closing, may continue to use "Sequa" and "Chromalloy" and the stylized of each such entity (a) in displays, signage and postings for nine (9) months after the Closing Date, to the extent such displays, signage or postings exist on the Closing Date, (b) with respect to all existing contracts for the term of such contracts, (c) for a period of one (1) year, to state the Business' former affiliation with Sequa, Chromalloy or their Affiliates, and (d) to the extent the trade names, trademarks, service marks or logos of any of Sequa, Chromalloy or their Affiliates appear on stationery, packaging materials, supplies or inventory on hand as of the Closing or on order at the time of the Closing, until such is exhausted. Notwithstanding the foregoing, under no circumstances will Seller or its Affiliates have any claim or right to use any of Purchaser's trade names, trademarks, service marks or logos after the Closing any of which were included in the Purchased Assets.

5.05   Non-Solicitation of Employees For a period of eighteen (18) months following the Closing Date, (a) Purchaser shall not, and shall cause its Affiliates not to, solicit any employee of Chromalloy for employment by Purchaser or any of its Affiliates without the prior written consent of Chromalloy, and (b) Seller shall not, and shall cause its Affiliates not to, solicit Transferring Employees for employment by Seller or any of its Affiliates, without the prior written consent of Purchaser. For the avoidance of doubt, an employee shall be deemed not to have been solicited for employment if (i) such employee or its agent has initiated any communication or contact for the purpose of discussing any potential employment of such employee, or (ii) such employee responds to a general public advertisement for job openings. Nothing herein shall prohibit any Party or any of its respective Affiliates from employing or offering to employ any employee if such employee was not solicited for employment.

5.06   Administration of Accounts

(a)   All payments and reimbursements made in the ordinary course by any Person in the name of or to Seller to the extent in connection with or arising out of the Purchased Assets, the Business or the Assumed Liabilities received after the Closing shall be held by Seller in trust for the benefit of Purchaser and, immediately upon receipt by Seller or any of its Affiliates, as the case may be, of any such payment or reimbursement, Seller shall pay over to Purchaser the amount of such payment or reimbursement without right of set-off.

(b)   All payments and reimbursements made in the ordinary course by any Person in the name of or to Purchaser or its Affiliates, to the extent in connection with or arising out of the Excluded Assets or the Excluded Liabilities received by Purchaser after the Closing shall be held by Purchaser or its Affiliates, as the case may be, in trust for the benefit of Seller, and, immediately upon receipt of any such payment or reimbursement, Purchaser shall pay to Seller the amount of such payment or reimbursement without right of set-off.

5.07   Preparation and Filing of Tax Returns Seller shall prepare or cause to be prepared in a manner consistent with past practice, and timely file or cause to be timely filed, all Tax Returns and shall timely pay, or cause to be timely paid, all Taxes shown due on such Tax Returns.

5.08   Transitional Matters For a period of up to one hundred twenty (120) days following Closing, Chromalloy will forward emails directed to Transferring Employees through Chromalloy's network to such email addresses as indicated by Purchaser. Chromalloy will, or will cause its Affiliates to assist Purchaser in transitioning the fixed asset reporting system applicable to the Business to Purchaser.

5.09   Production Services Purchaser (directly or through subcontractors, if and only if the same have been approved by Seller), shall, at Seller's reasonable request, will provide to Seller and Seller shall purchase from Purchaser, goods and services required to fulfill Seller's obligations to Ingersoll-Rand utilizing the Ingersoll-Rand Inventory to the extent possible (the "Production Services"). Seller will subcontract with Purchaser for Purchaser to perform the Production Services as set forth in Seller's purchase orders to be let by Seller, at the pricing described in Exhibit O hereto. Purchaser shall use all commercially reasonable efforts to perform the Production Services in the manner and based upon the relative nature and quality of service as required by Seller's customer.

Purchaser shall, for the performance of the Production Services, provide the following:

(a)   Purchaser will make available: (i) for the use in performance of the Production Services, the production and storage capacities at the Real Property and, (ii) such of the Purchased Assets and the Ingersoll-Rand Inventory necessary to perform the Production Services;

(b)   Purchaser will provide transportation and shipping services to and from the Real Property, to the extent historically performed by Seller's employees prior to the Closing and as otherwise reasonably requested by Seller;

(c)   Purchaser will use commercially reasonable efforts to meet the production and other schedule dates set forth in Seller's purchase orders;

(d)   Purchaser will review order status with Seller at least weekly, such review to cover, as a minimum, (i) the completion status of the Production Services under the purchase order schedule and (ii) the costs incurred under such purchase order and Purchaser's best estimate of costs to be incurred to complete such purchase order. If, during the performance of the Production Services, Purchaser has knowledge of an event which could result in a material variation from the schedule contained in any purchase order or an increase in the estimated cost of completing a purchase order, Purchaser shall inform Seller of such event as soon as reasonably practicable, and discuss corrective measures with Seller as soon as reasonably possible;

(e)   Purchaser will endeavor to perform all Production Services in compliance with all governmental laws or regulations and consistent with Seller's practices, policies and procedures in effect immediately prior to the Closing; and

(f)   Purchaser will endeavor that all Production Services will be performed in compliance with all applicable specifications and other requirements pursuant to the applicable agreements with Ingersoll-Rand.

ARTICLE VI
Employees

6.01   Employees After Closing

(a)   Schedule 6.01(a) of the Disclosure Package identifies each of the individuals who are active Employees of Seller (collectively, the "Active Employees"). Active Employees are defined as either actively at work, on vacation or on sick leave (other than leave covered under the Family and Medical Leave Act of 1993 ("FMLA")) as of the Closing Date.

(b)   Schedule 6.01(b) of the Disclosure Package identifies each of the individuals who are Employees as of the Closing Date and who are on layoff with contractual recall rights, on workers' compensation, on other leave with contractual recall rights or legal reinstatement rights such as military leave or leave covered by FMLA or on short-term disability leave (whether or not due to occupational injury or disease) (collectively, the "Non-Active Employees").

(c)   Purchaser shall, as of Closing, offer employment to each of the Active Employees on terms and conditions substantially comparable in the aggregate to those in effect immediately prior to Closing (each of the Active Employees that, as of the Closing, becomes an employee of Purchaser is referred to as a "Transferring Employee").

(d)   Non-Active Employees as of the Closing shall remain Non-Active Employees of Seller until such employees return from their leave of absence or are released to return to work by such employees' medical physicians (the "Non-Active Employee Employment Date").

(e)   Purchaser shall offer employment on terms and conditions substantially comparable in the aggregate to those in effect immediately prior to Closing, to each individual who as of the Closing is a Non-Active Employee, upon such employee's return from his or her leave of absence or release to return to work by such employee's medical physician. Each such employee who accepts such offer becomes an employee of Purchaser and shall then also be referred to as a Transferring Employee.

(f)   Except to the extent reflected in the Closing Balance Sheet, Seller shall be responsible for all wages, salaries, performance bonuses, retention bonuses, vacations, deferred compensation, payroll taxes, supplemental unemployment benefits, claims and obligations under insurance coverages and all employee benefits (including all self-funded benefit plans) arising out of the employment of the Transferring Employees prior to the Closing.

(g)   To the extent reflected in the Closing Balance Sheet, Purchaser shall be responsible for all wages, salaries, performance bonuses, vacations, deferred compensation, payroll taxes and supplemental unemployment benefits arising out of the employment of Transferring Employees by Seller prior to the Closing.

(h)   Purchaser shall be responsible for all wages, salaries, performance bonuses, vacation, sick leave, deferred compensation, severance benefits, supplemental unemployment benefits and all employee benefits arising out of the employment of the Transferring Employees by Purchaser after the Closing.

(i)   Except for the Transferring Employees, Seller will continue to be responsible for all other employees of Seller and its Affiliates after the Closing.

(j)   For a period of twelve (12) months following the Closing, Purchaser shall provide severance benefits no less favorable than those provided by Seller in accordance with its plan in effect as of the date of this Agreement.

6.02   Sequa 401(k) Plan

(a)   Effective as of the Closing, Purchaser has established a Tax-qualified, defined contribution plan (the "Purchaser's 401(k) Plan") that shall provide for credits for purposes of eligibility and vesting for service with Seller for the Transferring Employees.

(b)   All Transferring Employees as of the Closing shall be fully vested in their account balances under the Sequa Corporation 401(k) Plan (the "Sequa 401(k) Plan") and all Transferring Employees shall be entitled in accordance with the terms of the Sequa 401(k) Plan to (i) an immediate distribution of their account balances, (ii) maintain such amounts in the Sequa 401(k) Plan if greater than Five Thousand Dollars ($5,000), or (iii) transfer their respective account balances directly to Purchaser's 401(k) Plan. In the event that in accordance with Section 6.02(b)(iii), any Transferring Employee elects to transfer his or her respective account balances, including outstanding loan balances, to Purchaser's 401(k) Plan, then, as soon as administratively feasible after election has been made, Seller shall cause to be transferred from the trust under the Sequa 401(k) Plan to the trust under Purchaser's 401(k) Plan cash or other liquid assets selected by Seller and acceptable to Purchaser, the value of which shall be equal to the liability for the account balances of such Transferring Employees, if any, under the Sequa 401(k) Plan as of the date of actual transfer of assets from the Sequa 401(k) Plan trust to Purchaser's 401(k) Plan trust. The amount to be transferred shall be reduced by the amount of any payments made with respect to the Transferring Employees, but prior to the date of transfer provided for in this Section 6.02. Any Transferring Employee whose account balance under the Sequa 401(k) Plan is transferred to or rolled over to Purchaser's 401(k) Plan shall be permitted to direct the investment of such account under Purchaser's 401(k) Plan.

(c)   To the extent of any transferred assets and benefit liabilities described in Section 6.02(b) to Purchaser's 401(k) Plan, Purchaser's 401(k) Plan shall assume the benefit liabilities to the participant with respect to such Transferring Employees and neither Seller nor the Sequa 401(k) Plan shall have any further obligation or responsibility with respect to such benefit liabilities, which shall be considered for all purposes as having been satisfied as a result of such transfer. Nothing herein shall be construed to limit the right of Purchaser to amend or revise Purchaser's 401(k) Plan in any respect or to terminate Purchaser's 401(k) Plan following Closing.

6.03   Welfare Benefits

(a)   From and after the Closing Date and for a period of not less than twelve (12) months after the expiration of the Transition Period, Purchaser shall provide group health benefits to Transferring Employees and their eligible dependents under Purchaser's Welfare Plans that are substantially comparable in the aggregate to those provided to the Transferring Employees and their eligible dependents immediately prior to the Closing, provided, however, that Purchaser's Welfare Plans (i) shall have no exclusion for pre-existing conditions in any medical or dental plan to the extent that such conditions were covered under applicable benefit plans of Seller covering the Transferring Employees; (ii) shall apply any deductible incurred under Seller's medical and dental plans to any applicable deductible under Purchaser's medical and dental plans; and (iii) shall recognize service with Seller as service with Purchaser for purposes of group welfare plans and service-based policies and procedures.

(b)   Except as otherwise provided in this Agreement, or otherwise reflected or reserved in the Closing Balance Sheet, Seller shall pay, or shall cause to be paid, in accordance with the terms of any applicable Benefit Plan:

(i)   any and all covered claims of every nature and description relating to any covered medical and dental expenses incurred by (A) the Transferring Employees or their covered dependents prior to the Closing, (B) all Transferring Employees who are Non-Active Employee or their covered dependents prior to their Non-Active Employee Employment Date, and (C) all employees of Seller and its Affiliates other than the Transferring Employees or their covered dependents prior to and after the Closing; and

(ii)  any and all sickness and accident benefits, and disability benefits, for any continuous period of disability or incapacity (as defined in the applicable plan) of (A) a Transferring Employee that commenced prior to the Closing, (B) a Transferring Employee that is a Non-Active Employee that commence prior to such employee's Non-Active Employee Employment Date, and (C) all employees of Seller and its Affiliates other than the Transferring Employees or their covered dependents prior to and after the Closing.

(c)   Except as otherwise reflected or reserved in the Closing Balance Sheet, Seller shall indemnify and hold Purchaser harmless from and against:

(i)   any and all Losses arising out of or in connection with or relating to any claims incurred in connection with any medical and dental expenses by (A) the Transferring Employees and their covered dependents prior to the Closing, (B) the Transferring Employees and their covered dependents prior to their Non-Active Employee Employment Date, and (C) all employees of Seller and its Affiliates other than the Transferring Employees or their covered dependents prior to and after the Closing;

(ii)   any and all Losses arising out of or in connection with or relating to any and all occupational disease claims arising out of or relating to the employment by Seller of (A) any Transferring Employee prior to the Closing, (B) any Transferring Employee who is a Non-Active Employee prior to such employee's Non-Active Employee Employment Date, and (C) all employees of Seller and its Affiliates other than the Transferring Employees or their covered dependents prior to and after the Closing; and

(iii)   any and all Losses arising out of or in connection with or relating to any and all sickness, accident, life insurance and disability benefits claims, with respect to any illness, accident, injury or death of (A) the Transferring Employees and their covered dependents occurring prior to the Closing, (B) the Transferring Employees and their covered dependents prior to their Non-Active Employee Employment Date, and (C) all employees of Seller and its Affiliates other than the Transferring Employees or their covered dependents prior to and after the Closing.

(d)   Purchaser shall indemnify and hold Seller harmless from and against:

(i)   any and all Losses arising out of or in connection with or relating to any claims incurred in connection with (A) any medical and dental expenses by the Transferring Employees and their covered dependents after the Closing and (B) any Transferring Employees and their covered dependents after their Non-Active Employee Employment Date;

(ii)   any and all Losses arising out of or in connection with or relating to any and all occupational disease claims arising out of or relating to the employment by Purchaser of (A) any Transferring Employee after the Closing and (B) any Transferring Employees and their covered dependents after their Non-Active Employee Employment Date; and

(iii)   any and all Losses arising out of or in connection with or relating to any and all sickness, accident, life insurance and disability benefits claims, with respect to any illness, accident, injury or death of the Transferring Employees and their covered dependents occurring after the Closing.

(e)   Purchaser shall be responsible for and bear the entire cost and expense of the TCT holiday and sick leave benefit program for all Active Employees and Non-Active Employees in each instance as of the time any of the foregoing become Transferring Employees ("Sick Leave Obligations"), regardless of the amounts accrued for such items on the Closing Balance Sheet. The description of the TCT sick leave benefit program and the amounts to which Employees have accumulated thereunder as of the Closing and the amounts to which the plan participants have become eligible thereunder as of the Closing are set forth on Schedule 6.03(e) of the Disclosure Package.

(f)   Seller shall be responsible for and bear the entire cost and expense of all workers' compensation claims arising out of the employment of (i) the Transferring Employees who are Active Employees prior to the Closing, (ii) the Transferring Employees prior to their Non-Active Employee Employment Date, and (iii) all employees of Seller and its Affiliates other than the Transferring Employees or their covered dependents prior to and after the Closing.

(g)   Purchaser shall be responsible for and bear the entire cost and expense of all workers' compensation claims arising out of the employment of (A) the Transferring Employees after the Closing and (B) the Transferring Employees after their Non-Active Employee Employment Date.

(h)   To the extent reflected on the Closing Balance Sheet and to the extent that Purchaser has a substantially similar flexible spending account plans, plan year 2004 deferrals and reimbursements by or to Transferring Employees under Seller's flexible spending accounts shall be carried over and applied to Transferring Employees' accounts under Purchaser's flexible spending accounts.

6.04   Stock Options and Restricted Stock Seller and Sequa shall retain the obligations and liabilities arising out of grants of stock options with respect to Sequa stock and grants of restricted shares of Sequa to certain Employees.

6.05   Exposure to Hazardous Materials Seller shall be liable for any workers' compensation or other claim relating to an occurrence or exposure to Hazardous Materials, including Exposure Liabilities, in the workplace prior to the Closing and Purchaser shall be liable for any workers' compensation or other claim relating to an occurrence or exposure to Hazardous Materials, including Exposure Liabilities, in the workplace occurring after the Closing. If a workers' compensation or other claim arises in connection with a "continuing" occurrence or exposure to Hazardous Materials, including Exposure Liabilities, in the workplace before and after the Closing, the liability of Purchaser and Seller for such claim shall be determined by Legal Requirements or in the absence of applicable Legal Requirements on an equitable basis, taking into account, with limitation, the respective period of exposure with Seller and Purchaser.

ARTICLE VII

Indemnification

7.01   Indemnification of TCT Entities Purchaser hereby agrees that it shall indemnify, defend and hold Seller and its parent corporation, subsidiaries and Affiliates and their respective officers, directors, employees, agents, representatives, stockholders, controlling Persons and Affiliates (collectively, the "TCT Entities") harmless from and against any and all claims, losses, damages (excluding diminution in value, lost profits or rents, business interruption losses, incidental, indirect, punitive, exemplary or consequential damages except, in each case, to the extent arising out of or resulting from a Third Party Claim), liabilities or expenses including, without limitation, amounts paid in settlement, reasonable out-of-pocket attorneys' fees, out-of-pocket costs of investigation, defense and remediation, out-of-pocket costs of investigative, judicial or administrative proceedings or appeals therefrom, and costs of attachment or similar bonds, whether or not involving a Third Party Claim (collectively, "Losses"), to the extent arising out of or resulting from, directly or indirectly, any of the following:

(a)   the material breach, inaccuracy or falsehood of any representation or warranty of Purchaser on the date hereof or as of the Closing contained in this Agreement, the Other Agreements or any other certificate or document delivered by Purchaser in accordance with any of the foregoing;

(b)   the material breach or failure to perform by Purchaser of any covenant contained in this Agreement or the Other Agreements;

(c)   any claim or obligation arising out of or relating to the failure by Purchaser after the Closing to satisfy or cause to be satisfied any of the Assumed Liabilities; and

(d)   all obligations and liabilities for injuries to Persons or damage to property arising out of or relating to any product manufactured, sold or delivered by Purchaser (including products manufactured by Seller prior to Closing that are included in the Purchased Assets and that are sold or delivered by Purchaser post-Closing) or after the Closing.

7.02   Indemnification of Purchaser Seller and Chromalloy, jointly and severally, hereby agree that they shall indemnify, defend and hold Purchaser and its parent corporation, subsidiaries and Affiliates and each of their respective officers, directors, employees, agents, representatives, stockholders, controlling Persons and Affiliates (collectively, the "Purchaser Entities") harmless from and against any Losses to the extent arising out of or resulting from, directly or indirectly, any of the following:

(a)   the material breach, inaccuracy or falsehood of any representation or warranty of Seller or its Affiliates on the date hereof or as of the Closing contained in this Agreement, the Disclosure Schedule and the Other Agreements or any other certificate or document delivered by Seller or its Affiliates in accordance with any of the foregoing;

(b)   the material breach or failure to perform by Seller or its Affiliates of any covenant contained in this Agreement or the Other Agreements;

(c)   any claim or obligation arising out of or relating to the Excluded Assets or any Excluded Liability;

(d)   all obligations and liabilities for injuries to Persons or damage to property arising out of or relating to any product manufactured, sold or delivered by Seller (excluding products manufactured by Seller prior to the Closing that are included in the Purchased Assets and sold or delivered by Purchaser post-Closing) or services rendered by Seller on or prior to the Closing; and

(e)   any liability under bulk sales or similar laws resulting from any act or omission of Seller on or prior to the Closing.

7.03   Procedure for Claims If any of the Sequa Entities or Purchaser Entities (the "Claimant") desires to make a claim against any Party obligated to provide indemnification under Sections 7.01 or 7.02 (the "Indemnitor"), with respect to any matter covered by such indemnification obligation, the procedures for making such claim shall be as follows:

(a)   Third Party Claims. If the claim is for indemnification with respect to any action, suit, proceeding or demand at any time instituted or asserted against, or made upon, the Claimant by or on the behalf of any Person other than the Seller Entities or the Purchaser Entities (a "Third Party Claim"), the Claimant will give prompt written notice to the Indemnitor of the institution, assertion or making of the Third Party Claim and the nature thereof. Upon delivery of such notice the claim specified therein shall be deemed to have been made for purposes of this Agreement. The Indemnitor shall, within ten (10) days after receipt of such notice, give written notice to the Claimant as to whether or not the Indemnitor accepts the responsibility to indemnify Claimant with respect to the Third Party Claim. If the Indemnitor accepts the responsibility to indemnify the Claimant with respect to the Third Party Claim, the Claimant will then grant to the Indemnitor authority, and the Indemnitor will proceed, at its sole expense, to cure, defend, compromise or settle the Third Party Claim in the name of the Claimant; provided, however, that (i) any such defense of the Third Party Claim shall be conducted by counsel reasonably satisfactory to the Claimant, (ii) the Indemnitor shall not enter into any final compromise or settlement of the Third Party Claim without the prior written consent of Claimant, which shall not be unreasonably withheld or delayed, and (iii) the Indemnitor shall not negotiate or otherwise agree to any final compromise or settlement of the Third Party Claim that would impose on the Claimant any future obligations, monetary or injunctive, or impose on the Real Property any restriction on future uses of such property. If the Indemnitor denies the responsibility to indemnify the Claimant with respect to the Third Party Claim, or if the Indemnitor fails to accept responsibility in a timely manner following Claimant's notice of the Third Party Claim or fails to proceed in a diligent and timely manner to cure, defend, compromise or settle a Third Party Claim for which it has accepted responsibility in accordance with the foregoing provisions, the Claimant may then proceed to cure, defend, compromise or settle such Third Party Claim as it shall in its sole discretion deem to be advisable, without prejudice to any right to indemnification Claimant may have against the Indemnitor with respect thereto, whether pursuant to this Agreement or otherwise, and in such event the liability of the Indemnitor to the Claimant for indemnification with respect to such Third Party Claim shall be determined by a final and non-appealable judgment entered by a court of competent jurisdiction, or by written consent of the Indemnitor; provided, however, that Seller and Purchaser each hereby consents to the non-exclusive jurisdiction of any court in which such a claim is brought for purposes of any indemnity claim that a Claimant may have under this Agreement with respect to such Third Party Claim or the matters alleged therein.

(b)   Non-Third Party Claims. If the claim is for indemnification with respect to a matter other than a Third Party Claim, the Claimant will give prompt written notice to the Indemnitor of such claim, setting forth in reasonable detail the basis, nature and estimated dollar amount thereof. Upon delivery of such notice the claim specified therein shall be deemed to have been made for purposes of this Agreement. The Indemnitor shall, within ten (10) days after receipt of such notice, give written notice to the Claimant as to whether or not the Indemnitor accepts the responsibility to indemnify Claimant with respect to such claim. If the Indemnitor accepts the responsibility to indemnify the Claimant with respect to such claim, the Indemnitor shall immediately pay to the Claimant or its designee the amount set forth in the notice thereof (provided such amount is no longer an estimate) or make arrangements otherwise mutually satisfactory to the Parties, with such payment to be made in immediately available funds, and upon actual receipt of such payment by the Claimant or otherwise mutually satisfactory arrangements, such claim shall be deemed to have been satisfied. If the Indemnitor denies the responsibility to indemnify the Claimant with respect to such claim, or if the Indemnitor fails to accept responsibility in a timely manner following notice of such claim, the liability of the Indemnitor to the Claimant for indemnification with respect to such claim shall be determined as provided under Section 0.

(c)   Claims for Assumed Liabilities and Excluded Assets and Liabilities. The provisions of Sections 7.05(b) and (c) will not apply to Losses arising out of or resulting from Excluded Assets or Excluded Liabilities or Assumed Liabilities. Seller and Chromalloy, jointly and severally, are responsible for any claims or Losses incurred but only to the extent arising out of any of the Excluded Assets or Excluded Liabilities. Purchaser will be responsible for any claims or Losses incurred but only to the extent arising out of any of the Assumed Liabilities.

7.04   Indemnification Limitation on Real Property Notwithstanding anything contained herein to the contrary, if there is any defect or deficiency in title to the Real Property and such Real Property is the subject of title insurance, Seller shall be liable to Purchaser on account of any representation or warranty contained herein with respect to title to such Real Property or any deficiency therein only to the extent that such title insurance does not compensate Purchaser or its assignee to the full extent of such defect or deficiency in title, and Purchaser shall be obligated to diligently use all commercially reasonable efforts in pursuing a claim for such insurance recovery.

7.05   Survivability; Limitations

(a)   The representations and warranties of Seller and Purchaser or their respective Affiliates contained in this Agreement and the Other Agreements shall survive the Closing, and except as set forth in the next two sentences, shall terminate at the close of business on the eighteen-month anniversary of the Closing Date (the "Expiration Date"), after which date the representations and warranties shall be extinguished in all respects; provided, however, that any claim pending on the Expiration Date for which notice has been given in accordance with Section 7.03(a) or Section 7.03(b), as the case may be, on or before such Expiration Date may continue to be asserted and indemnified against until finally resolved. Notwithstanding the foregoing, the representations and warranties of Seller or Purchaser, as the case may be, set forth in: (i) Sections 3.01(a), 3.01(b), 3.01(c), 3.01(d); the first sentence of Section 3.02(b); the second sentence of Section 3.02(e); and Sections 3.03(a), 3.03(b), 3.03(c) and 3.03(d) (collectively, the "Excluded Representations") shall survive indefinitely; (ii) Sections 3.02(k), 3.02(p) and 3.03(v) the date that is thirty (30) days after the expiration of the applicable statute of limitations. Notwithstanding the foregoing, Seller's representations and warranties set forth (y) in Section 3.02(s) shall survive the Closing Date through the life of the patents set forth on Schedule 3.02(s), including any extensions, and (z) in Section 3.02(w) shall survive the Closing Date through expiration of any applicable statute of limitations.

(b)   Notwithstanding anything to the contrary contained in this Agreement, neither Seller nor Purchaser shall have any liability under Section7.01 or Section 7.02 for any Losses until such Losses exceed Five Thousand Dollars ($5,000)(an "Eligible Loss"); provided, however, that this Eligible Loss threshold shall not apply to Losses arising out of or resulting from the Excluded Liabilities, Excluded Assets or the Assumed Liabilities.

(c)   Notwithstanding anything to the contrary contained in this Agreement, neither Purchaser nor Seller shall have any liability under Section 7.01(a) or Section 7.02(a), excluding Losses arising out of Excluded Liabilities, Excluded Assets and Assumed Liabilities, and excluding Losses arising out of matters covered by the third sentence of Section 3.02(r), as the case may be, for Eligible Losses, (i) until the aggregate amount of all Eligible Losses sustained by Seller or Purchaser, as the case may be, exceeds One Hundred Thousand Dollars ($100,000), in which case Seller or Purchaser, as the case may be, shall be liable for all such Eligible Losses in excess of such amount, or (ii) in excess of the aggregate cash consideration received by the Seller on the Closing Date; provided, however, that this limitation shall not apply to any liability arising out of the Excluded Representations. Except for claims (y) for equitable relief after the Closing, or (z) based on fraud or intentional misconduct, the exclusive remedy of each of Purchaser and Seller for any and all Losses shall be limited to indemnification as set forth in this ARTICLE VII. For purposes of Sections 7.01(a) and 7.02(a) and this Section 7.05(c), any breach, inaccuracy or falsehood of a representation or warranty of Purchaser, Seller or any of their respective Affiliates (whether in this Agreement or the Other Agreements) shall be determined without regard to any qualification related to materiality contained in this Agreement or the Other Agreements.

7.06   Indemnification Based Upon Net Damage The obligation of either Purchaser or Seller to pay losses to the other shall be reduced by the net value, after all costs, fees and expenses of collection, of any proceeds of insurance from or claims, cross-claims or counterclaims against any Person that is not an Affiliate, as a direct result of the event giving rise to the claim for indemnification provided, however, that if any such proceeds have not been realized at the time losses are paid, then the Party making such payment shall be subrogated, to the extent of such payment, to the rights of the Party receiving such payment against such Person. Notwithstanding the foregoing, the amount of any such insurance proceeds shall not reduce the amount of Losses for which the Indemnitor is responsible to the extent that the Claimant can establish that the recovery of such proceeds will result in the termination of a material applicable insurance policy or a material retrospective or retroactive premium adjustment as a result of such claim.

7.07   Warranty Claims. Purchaser, to the extent of any valid claims in excess of Fifty Thousand ($50,000) incurred for rework, warranty administration, inspection, recalls, replacement or repurchase of product, test and overhaul services not provided for under Section 2.01(a)(vii)("Warranty Work"), and provided, if an only if, any of the foregoing are contractual obligations of Seller, shall perform such services for the benefit of Seller, at Purchaser's fully burdened cost with no mark up. Such Warranty Work shall be performed by Purchaser for the benefit of Seller for all product or products which were sold or shipped by the Business on or prior to the Closing Date. All items received for Warranty Work after the Closing shall be inspected and serviced by Purchaser in accordance with the applicable contractual obligation. Purchaser shall not be authorized to perform any work for which Seller is not contractually responsible unless Purchaser elects to do so at its sole cost and expense. Purchaser shall furnish appropriate documentation to Seller indicating whether the item received for Warranty Work was accepted or denied warranty defect/failure status and include inspection findings and test results. Seller reserves the right to review such warranty documentation from time to time and review the nature and extent of Warranty Work done by Purchaser, during Purchaser's normal business hours upon three (3) Business Day's advance written notice. All Warranty Work accepted by Purchaser must be evidenced by documentation including the repair scope, outside services contracted, material content, labor hours and the appropriate costs. All Warranty Work costs incurred by Purchaser (including shipping with no mark-up) will be invoiced to Seller and must include appropriate documentation indicating the failure and the Warranty Work required with full workscope detail required to return the product received to acceptable serviceable condition as determined by the applicable contract. Seller must make payment to Purchaser for all undisputed Warranty Work completed by Purchaser within ten (10) Business Days of receipt of an invoice and its accompanying documentation. All warranty work shall be done in accordance with Purchaser's standards and in accordance with good industry standards and practices, consistent with the practices of Seller in effect during calendar year 2003 through the Closing. Should Seller dispute the extent of any Warranty Work conducted, Seller and Purchaser shall within ten (10) Business Days of receipt of written notice from Seller, specifically stating the basis for the dispute, attempt to agree upon a qualified, independent, third party to review the dispute. If they are unable to agree upon a qualified, independent, third party they shall each within five business days of the earlier of failure to agree upon a third party or lapsing of the ten (10) Business Day period each select a qualified, independent, third party which shall within five business days select a qualified, independent, third party to definitively review the dispute and make a determination as to the propriety of the Warranty Work done by Purchaser. The cost incurred in any such dispute shall be borne by the nonprevailing party. Chromalloy shall be responsible for any undisputed payments which Seller fails to make to Purchaser hereunder as well as any payments which are determined by the qualified, independent third party to be due to Purchaser pursuant to this Section 7.07.

ARTICLE VIII

Miscellaneous

8.01   Cooperation; Time of Essence Purchaser and Seller will each reasonably cooperate with the other, at the other's request and expense (unless otherwise allocated herein), in furnishing information, testimony and other assistance in connection with any actions, proceedings, arrangements, disputes with other Persons or governmental inquiries or investigations involving the Businesses or the transactions contemplated hereby. Purchaser will also direct the Transferring Employees to complete year-end Tax packets, financial statements for any stub period and the like for Chromalloy and Sequa. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

8.02   Severability If any provision of this Agreement shall be finally determined to be unlawful or unenforceable, then such provision shall be deemed to be null and void to the extent of the invalid or unenforceable part or degree and to be severed from this Agreement to such extent, and every other provision of this Agreement or portion thereof shall remain in full force and effect.

8.03   Expenses Except as otherwise provided in Sections 2.04(c), and 7.07 and Section 8.04, each Party will bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, whether or not such transactions shall be consummated.

8.04   Transfer Taxes Purchaser and Seller shall equally bear any and all transfer taxes, stamp duty reserve taxes or recordation fees, if any, which may result from the transactions contemplated hereby.

8.05   Notices All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given at the time of receipt if delivered by hand or communicated by electronic transmission, with confirmation of receipt thereof, or, if mailed, three (3) days after deposit in the United States mail, whether express, registered or certified, return receipt requested, in each such instance with postage prepaid, or, if by nationally recognized overnight courier service, one (1) Business Day after dispatch, and in each case addressed to the Party to receive same as follows:

If to Purchaser: TCT Acquisition, Inc.

3651 S.E. Commerce Avenue

Stuart, Florida 34997

Attention: Les Daniels and David H. Rowe

Telephone: 772-287-7770

Telefax: 772-287-0476

With a copy to: Buckingham, Doolittle & Burroughs, LLP

50 S. Main Street

Akron, Ohio 44308

Attention: David Kern, Esq.

Telephone: (330) 258-6489

Telefax: (330) 252-5489

If to Seller: TurboCombustor Technology, Inc.

C/o Chromalloy Gas Turbine Corporation

4430 Director Drive

San Antonio, Texas 78219

Attention: Chris Richardson

Telephone: (210) 359-5536

Telefax: (210) 337-3962

With copies to: Sequa Corporation

1310 Papin Street - 3rd Floor

St. Louis, Missouri 63103

Attention: John J. Dowling III

Telephone: (314) 241-1000

Telefax: (314) 241-1027

and

Sequa Corporation

200 Park Avenue - 44th Floor

New York, New York 10166

Attn: Secretary

Telephone: (212) 986-5500

Telefax: (212) 661-2189

provided, however, that if any Party shall have designated a different address by notice to the other given as provided above, then any subsequent notice shall be addressed to such Party at the last address so designated.

8.06   Assignment This Agreement shall be binding upon and inure to the benefit of the successors of each of the Parties hereto, but shall not be assignable by any Party without the prior written consent of the other Parties which consent may be withheld in a Party's sole discretion.

8.07   No Third Parties This Agreement is not intended to, and shall not, create any rights in or confer any benefit upon any Person other than the Parties hereto or their permitted successors and assigns. The assumption of any liability or obligation by Seller or Purchaser pursuant to this Agreement and the exclusion of any liability or obligation hereunder shall have effect and shall create enforceable rights only as between the Parties to this Agreement, and is not intended to create any rights of whatever nature (including, without limitation, any rights to remedy, claim, liability, reimbursement or cause of action) in, or confer any benefit upon, and shall not be enforceable by, any Person other than the Parties to this Agreement. Nothing in this Agreement shall be construed as giving to any Employee, or any other individual, any right or entitlement under any Benefit Plan, policy or procedure maintained by Seller, except as expressly provided in such Benefit Plan, policy or procedure. No Person shall have any rights under Section 502, Section 503 or Section 504 of ERISA or any regulations thereunder because of this Agreement that would not otherwise exist without reference to this Agreement. No Person shall have any right, independent of any right that exists irrespective of this Agreement, under or granted by this Agreement, to bring any suit at law or equity for any matter governed by or subject to the provisions of this Agreement.

8.08   Incorporation by Reference The Exhibits and Schedules to this Agreement and the Disclosure Package and Schedules referred to or included therein constitute integral parts of this Agreement and are hereby incorporated into this Agreement by this reference.

8.09   Governing Law This Agreement will be governed by and construed and interpreted in accordance with the internal substantive laws of the State of New York, applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of law principles thereof.

8.10   Consent to Jurisdiction Except as otherwise set forth herein, each of the Parties hereby irrevocably consents and agrees that any action, suit or proceeding arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement, the Other Agreements or any related document, or for recognition and enforcement of any judgment in respect of such a disagreement, dispute, controversy or claim (for purposes of this Section 8.10, a "Legal Dispute") shall be brought for determination solely to the exclusive jurisdiction of the courts of the State of New York located in New York City, Borough of Manhattan or the Federal District Court, Southern District of New York, New York City, Borough of Manhattan. The Parties agree that, after a Legal Dispute is before a court as specified in this Section 8.10 (or as specified in Section 7.03(a)) and during the pendency of such Legal Dispute before such court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including, without limitation, any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. The Parties irrevocably and unconditionally waive all right to trial by jury in any Legal Dispute (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Other Agreements or their performance under or the enforcement of this Agreement or the Other Agreements. Each of the Parties hereby waives, and agrees not to assert, as a defense in any Legal Dispute that such Party is not subject thereto or that such Legal Dispute may not be brought or is not maintainable in such court or that such Party's property is exempt or immune from execution, that the Legal Dispute is brought in an inconvenient forum or that the venue of Legal Dispute is improper. Each Party agrees that a final judgment in any Legal Dispute described in this Section 8.10 (or Section 7.03(a)) after the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable laws.

8.11   Counterparts Two original counterparts of this Agreement are being executed by the Parties and each fully executed counterpart shall be deemed an original without production of the others and will constitute one and the same instrument.

8.12   Complete Agreement This Agreement, the Disclosure Package, the Confidentiality Agreement and the Other Agreements set forth the entire understanding of the Parties hereto with respect to the subject matter hereof and supersede all prior letters of intent, term sheets, agreements, covenants, arrangements, communications, representations, warranties or due diligence materials, in all such cases, whether oral or written, by any officer, employee or representative of any Party or its respective Affiliates relating thereto.

8.13   Release of News Information Except as may be required by law, none of the Parties shall, without the prior written consent of the other Parties, make any news release or public announcement concerning the execution or performance of this Agreement and the Other Agreements.

8.14   Modification or Amendment of Agreement The terms of this Agreement may be modified or amended only upon the written agreement of each of the Parties in a document that expressly references this Section of the Agreement. Each statement in the Disclosure Package and the Schedules to this Agreement relate only to the provisions of the Section of this Agreement to which they expressly relate or to which they are otherwise reasonably responsive and not to any other provision in this Agreement.

8.15   Waiver Neither the waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure of any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

8.16   Headings; Interpretation When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" and "including" are used in this Agreement, they are deemed to be followed by the words "without limitation." For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (a) the terms defined include the plural as well as the singular and (b) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision. Each of the Parties have participated substantially in the negotiation and drafting of this Agreement and each Party hereby disclaims any defense or assertion in any litigation or arbitration that any ambiguity herein should be construed against the draftsman.

IN WITNESS WHEREOF, the Parties have caused this Purchase Agreement to be executed by its duly authorized officers, as of the date first above written.
TURBOCOMBUSTOR TECHNOLOGY, INC.

By: ____________________________
Name: John J. Dowling III
Title: Vice President and Assistant Secretary

TCT ACQUISITION, INC.

By: ____________________________
Name: David Kern
Title: Secretary

CHROMALLOY GAS TURBINE CORPORATION

By: ____________________________
Name: John J. Dowling III
Title: Vice President

EXHIBIT A

Definitions
"2002 Balance Sheet"	as defined in Section 3.02(a) of the Agreement.

"Accountants"	as defined in Section 2.04 of the Agreement.

"Accounting Instructions"	as defined in Section 2.04 of the Agreement.

"Accounts Payable"	as defined in Section 2.01(b)(i) of the Agreement.

"Accounts Receivable"	as defined in Section 3.02(c) of the Agreement.

"Accrued Expenses"	as defined in Section 2.01(b)(ii) of the Agreement.

"Active Employees"	as defined in Section 6.01(a) of the Agreement.

"Affiliate"

means, with respect to a Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the Person specified. For the avoidance of doubt, Sequa and Chromalloy are Affiliates of Seller and CAI Partners & Co. II, L.P., CAI Capital Partners & Co. II, L.P., CAI Capital Partners & Co. II-C, L.P., AeroFund VI, LLC are Affiliates of Purchaser.

"Affiliated Group"

means any member of the group consisting of Seller and any affiliated group within the meaning of Code Section 1504 (or any similar group defined under a similar provision of state, local or foreign law) or combined or unitary group, of which Seller was a member at any time.

"Agreement"	Means the Purchase Agreement.

"Assigned Contracts"	as defined in Section 2.01(a)(vi) of the Agreement.

"Assumed Liabilities"	as defined in Section 2.01(b) of the Agreement.

"Baseline Balance Sheet"	as defined in Section 2.04(d) of the Agreement.

"Baseline Net Book Value"	as defined in Section 2.04(d) of the Agreement.

"Benefit Plans"

any ERISA Plan and any employment, severance, golden parachute, retention, salary continuation, bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation plan, contract, agreement, program, fund or arrangement of any kind (whether written or oral, Tax-qualified or non-Tax qualified, funded or unfunded, foreign or domestic, active or frozen or terminated) and any related trust, insurance contract, escrow account or similar funding arrangement that provides benefits to any current or former officer, employee or director of, or any individual independent contractor who has provided or who currently provides services to the Business, or with respect to which, any ERISA Affiliate has a direct or indirect liability for the payment of benefits or contributions thereto.

"Bid"	as defined in Section 3.02(j)(i) of the Agreement.

"Business"	as defined in Recital A of the Agreement.

"Business Day"	means any day on which commercial banks are not required or authorized by law to close in the City of New York, State of New York, U.S.A.

"Chromalloy"	means Chromalloy Gas Turbine Corporation, a Delaware corporation

"Chromalloy Patents"	As defined in Section 2.01(a)(vii) of the Agreement.

"Claimant"	as defined in Section 7.03 of the Agreement.

"Closing"	as defined in Section 4.01 of the Agreement.

"Closing Balance Sheet"	as defined in Section 2.04(a) of the Agreement.

"Closing Date"	as defined in Section 4.02 of the Agreement.

"Closing Net Book Value"	as defined in Section 2.04(a) of the Agreement.

"Code"	means the Internal Revenue Code of 1986, as amended, including rules issued and regulations promulgated thereunder.

"Commission"	the Securities and Exchange Commission.

"Consent"	Means an approval, consent, ratification, waiver or other authorization (including Governmental Authorization).

"Contamination"

means (a) any Hazardous Materials which, at or prior to the Closing, are or were present in, on or under any real property used in the Business by Seller, and its Affiliates or any predecessors thereof and (b) any Hazardous Materials which, at or prior to the Closing are or were present, in, on or under any real property used in the Business by Seller, and its Affiliates or any predecessors thereof and which migrated or migrates from any real property used in the Business by Seller and its Affiliates or any predecessors thereof including, without limitation, the contamination more particularly described in the Schedules referred to in Section 3.02(v).

"Disclosure Package"	as defined in Section 3.02 of the Agreement.

"Dollars" or "$"	Means United States Dollars.

"EACs"

means the estimate at completion in those records of TCT that reflect the estimated direct costs and indirect costs incurred to date allocable to a specific contract, plus the estimate of costs (direct and indirect) for authorized work remaining to be completed under the specific contract performance, plus any amounts for unfunded contract value, as applicable.

"Eligible Loss"	as defined in Section 7.05(b) of the Agreement.

"Employees"	Means employees of the Business.

"Encumbrances"

means all claims, security interests, liens, pledges, charges, escrows, options, proxies, rights of first refusal, preemptive rights, mortgages, hypothecations, prior assignments remaining in effect, title retention agreements, indentures, security agreements or any other encumbrances of any kind, including licenses of Intellectual Property.

"environment"

means (i) any surface or ground water, (ii) surface or subsurface soil and land strata, (iii) buildings or facilities, (iv) indoor and outdoor air, and (v) natural resources including wildlife, fish and plant life and habitat relating thereto.

"Environmental Liabilities"

Means any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Requirement or Occupational Safety and Health Law, including those consisting of or relating to:

(a) any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of any chemical substance or product);

(b) any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Requirement or Occupational Safety and Health Law;

(c) financial responsibility under any Environmental Requirement or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions ("Cleanup") required by any Environmental Requirement or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(d) any other compliance, corrective or remedial measure required under any Environmental Requirement or Occupational Safety and Health Law.

The terms "removal", "remedial" and "response action" include the types of activities covered by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA").

"Environmental Requirement"

means any Legal Requirement that requires or relates to:

(a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the environment;

(b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the environment;

(c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the environment when used or disposed of;

(e) protecting resources, species, or ecological amenities;

(f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

(g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

(h) making responsible parties pay private parties, or groups of them, for damages done to their health or the environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

Environmental Requirements include the CERCLA; the Resource Conservation and Recovery Act, as amended ("RCRA"); the Toxic Substances Control Act, as amended ("TSCA"); the Clean Air Act, as amended ("CAA"); the Federal Water Pollution Control Act, as amended ("FWPCA"); the Oil Pollution Act of 1990, as amended ("OPA"); the Occupational Safety and Health Act, as amended ("OSHA"); and the Safe Drinking Water Act, as amended ("SDWA"); and their state and local counterparts or equivalents.

"ERISA"	means the Employee Retirement Income Security Act of 1974, as amended, and in effect on the date hereof, including rulings issued and regulations promulgated thereunder.

"ERISA Affiliate"	means Seller and each entity under common control with Seller pursuant to Section 414(b), (c), (m) or (o) of the Code.

"ERISA Plans"

means any "employee benefit plan" (as defined in Section 3(3) of ERISA), including any Pension Plan and any Welfare Plan, that provides benefits to current or former employees of Seller in their status as such.

"Exchange Act"	means the Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

"Excluded Assets"	as defined in Section 2.02(a) of the Agreement.

"Excluded Liabilities"	as defined in Section 2.02(b) of the Agreement.

"Excluded Office Lease"	as defined in Section 2.02(a)(xii)

"Excluded Representations"	as defined in Section 7.05(a) of the Agreement.

"Expiration Date"	as defined in Section 7.05(a) of the Agreement.

"Exposure Liabilities"

means (a) all liabilities, obligations or commitments of any Party arising out of or relating to (i) the use, on, before or after the Closing Date, of any asbestos or asbestos-containing substances or compounds or beryllium or beryllium-containing substances or compounds by any Party or predecessor-in-interest of any Party in the Business, the sale by any Party or predecessor-in-interest of any Party of products containing any asbestos or asbestos-containing substances or compounds or beryllium or beryllium-containing substances or compounds or the existence of any asbestos or asbestos-containing substances or compounds or beryllium or beryllium-containing substances or compounds at any facilities, leased or owned, by any Party or predecessor-in-interest of any Party, whether such claim is asserted prior to, on or after the Closing Date; and (ii) any claim for exposure by any Person to asbestos or asbestos-containing substances or compounds or beryllium or beryllium-containing substances or compounds located at any facilities of any Party or predecessor-in-interest of any Party or contained in products manufactured by any Party or predecessor-in-interest of any Party prior to or after the Closing Date or otherwise related to any actions or inactions by any Party or predecessor-in-interest of any Party, whether such claim is asserted prior to, on or after the Closing Date and (b) any and all liabilities, obligations or commitments of any Party relating to or arising under any Environmental Requirement or any claim for exposure by any Person associated with, attributable to, governed by, or arising under any Environmental Requirement.

"Fixed Assets"	as defined in Section 2.02(a)(iv) of the Agreement.

"FMLA"	as defined in Section 6.01(a) of the Agreement.

"GAAP"	means United States generally accepted accounting principles consistently applied.

"Government Contracts"	as defined in Section 3.02(j)(i) of the Agreement.

"Governmental Authorization"

means any approval, Consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

"Governmental Authority"

means any:

(a) federal, state, local, municipal, foreign, or other government or any subdivisions agency, bureau, or department thereof; and

(b) any body entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

"Hazardous Material"

means (i) any petroleum or petroleum products, including crude oil or any fraction thereof, synthetic gas and mixtures thereof, radon gas, flammable explosives, radioactive materials, lead paint, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls; (ii) any chemicals, materials, substances or wastes which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any applicable Environmental Requirements, and (iii) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated by any governmental or regulatory authority.

"Indemnitor"	as defined in Section 7.03 of the Agreement.

"Ingersoll-Rand Claim"	as defined in Section 2.02(a)xv) of the Agreement.

"Ingersoll-Rand Inventory"	as defined in Section 2.02(a)(xv) of the Agreement.

"Instrument of Assignment and Assumption"	as defined in Section 4.03(b)(ii) of the Agreement.

"Instrument of Assumption"	as defined in Section 4.03(d)(v) of the Agreement.

"Intellectual Property"

means all domestic and foreign trademarks, service marks, trade dress, logos, trade names, industrial designs, copyrights, patents (including any continuations, continuations-in-part, divisionals, reissues and renewals) and mask works, and all registrations, applications and associated goodwill for each of the foregoing, and all computer software, computer programs, computer data bases and related documentation and materials, data documentation, Trade Secrets, databases, or database management systems, inventions (whether or not patentable) invention disclosures, moral and economic rights of authors and inventors (however denominated) formulae and methods (whether or not patentable), source codes, object codes and other intellectual property rights (in whatever form or medium).

"Intercompany Accounts"	as defined in Section 2.01(a)(iii) of the Agreement.

"Inventory"	as defined in Section 2.01(a)(ii) of the Agreement.

"IRS"	Means the Internal Revenue Service.

"Leased Personal Property"	as defined in Section 3.02(g) of the Agreement.

"Legal Dispute"	as defined in Section 8.10 of the Agreement.

"Legal Requirement"	means any federal, state, local, municipal, foreign, international, multinational, or other administrative Order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

"Lien"

means any lien (statutory or otherwise), mortgage, indenture, deed of trust, security interest, easement, servitude, right of way, pledge, lease, option to purchase or lease, restriction, charge, claim, condition, option, right of first refusal, equitable interest or other charge or encumbrance or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

"Loss Contract"	as defined in Section 3.02(j)(I)(J) of the Agreement.

"Losses"	as defined in Section 7.01 of the Agreement.

"Material Contracts"	as defined in Section 3.02(i) of the Agreement.

"Non-Active Employees"	as defined in Section 6.01(b) of the Agreement.

Non-Active Employee Employment Date	as defined in Section 6.01(d) of the Agreement.

"Novation Agreement"	as defined in Section 4.03(b)(vi) of the Agreement.

"Novation Letter Agreement"	as defined in Section 4.03(b)(vi) of the Agreement.

"Order"

means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

"Other Agreements"	as defined in Section 3.01(b) of the Agreement.

"Parties"	means Purchaser and Seller.

"Pension Plans"	means any pension benefit plan as defined in Section 3(2) of ERISA.

"Permits"	as defined in Section 2.01(a)(xi) of the Agreement.

"Permitted Liens"

means (i) landlord's liens and similar liens for amounts not yet due and payable, (ii) liens for Taxes not yet due and payable, (iii) liens arising under workers' compensation, unemployment insurance, social security, retirement and similar legislation for amounts not yet due or payable, (iv) provided such are of public records as of the date hereof, all liens, easements, covenants, conditions, reservations and other restrictions pertaining to the Real Property, (v) zoning, subdivision and other real property restrictions under applicable Legal Requirements, and (vi) any consents required for the assignment of any of the Assigned Contracts.

"Person"	includes any natural person, firm, association, partnership, corporation, limited liability company or other entity other than the Parties.

"Prepaids"	as defined in Section 2.01(a)(v) of the Agreement.

"Production Services"	as defined in Section 5.09 of the Agreement.

"Purchase and Sales Orders"	as defined in Section 2.01(a)(x) of the Agreement.

"Purchased Assets"	as defined in Section 2.01(a) of the Agreement.

"Purchase Price"	as defined in Section 2.03 of the Agreement.

"Purchase Price Adjustment"	as defined in Section 2.04 of the Agreement.

"Purchaser"	means TCT Acquisition, Inc., a Delaware corporation.

"Purchaser Entities"	as defined in Section 7.02 of the Agreement.

"Purchaser's 401(k) Plan"	as defined in Section 6.02(a) of the Agreement.

"Purchaser's Knowledge"	as defined in Section 1.03 of the Agreement.

"Real Property"	as defined in Section 2.01(a)(i) of the Agreement.

"Receivables"	as defined in Section 2.01(a)(iii) of the Agreement.

"Release"	has the same meaning as given to that term in CERCLA, as amended, and the regulations promulgated thereunder, and includes threatened or suspected releases.

"Remedial Action"

means all actions, including, without limitation, "response" as defined in 42 U.S.C. Section 9601(25) and "removal" as defined in 42 U.S.C. Section 9601(23), pursuant to Environmental Requirement to (i) investigate, assess or monitor, (ii) clean up, remove, encapsulate, contain, treat or in any other way address any Hazardous Material, (iii) prevent the Release or minimize the further Release of any Hazardous Material so that it does not migrate or endanger public health or welfare, or (iv) remedy conditions that violate Environmental Requirement.

"Restricted Period"	as defined in Section 5.06 of the Agreement.

"Retained Insurance Policies"	as defined in Section 2.02(a)(x) of the Agreement.

"Securities Act"	means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

"Seller"	as defined in the preamble of the Agreement.

"Seller's Knowledge"	as defined in Section 1.02 of the Agreement.

"Seller's Severance Obligations"

means all severance liabilities arising under any (i) executive agreement, plan or policy, (ii) employee incentive agreement, plan or policy or (iii) severance or separation for termination prior to the Closing.

"Sequa"	means Sequa Corporation, a Delaware corporation and ultimate parent of Seller.

"Sequa 401(k) Plan"	as defined in Section 6.02(b) of the Agreement.

"Shareholders' Agreement"	as defined in Section 4.03(b)(xi) of the Agreement.

"Shares"	as defined in Section 2.05(b) of the Agreement.

"Sick Leave Obligations"	as defined in Section 6.03(e) of the Agreement.

"sole discretion"	as defined in Section 1.04 of the Agreement.

"Stuart Environmental Liabilities"

means any and all liabilities and obligations arising in connection with the groundwater contamination in Stuart, Florida, described in the second paragraph on page 6 in the December 31, 2002 Form 10-K405 filed by Sequa.

"Tax" or "Taxes"

means all taxes, levies, imposts, fees, duties and other like charges in the nature of a tax imposed by a Governmental Authority responsible for the imposition of any such tax ("Taxing Authority"), including, without limiting the generality of the foregoing, all income, sales, use, ad valorem, stamp, transfer, payroll, franchise and intangible taxes and fees of any nature upon properties or assets, whether tangible or intangible, taxes and fees of any nature upon properties or assets, whether tangible or intangible, or upon the income, receipts, payrolls, transactions, net worth, capital, investment or franchise of a Person (including all sales, use, withholding and other taxes which a Person is required by law to collect any pay over to, or to pay to, any Taxing Authority), together with any and all additions thereto and penalties and interest payable with respect thereto or to any assessment or collection thereof .

"Taxing Authority"	as defined in the term "Tax or Taxes."

"Tax Return"

means any return (including any information return), report, statement, schedule or attachment thereto, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, including any amendments thereof, any Taxing Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

"TCT"	means TurboCombustor Technology, Inc., a Florida corporation.

"TCT Entities"	As defined in Section 7.01 of the Agreement.

"Third Party Claim"	as defined in Section 7.03(a) of the Agreement.

"Trade Secrets"

means, collectively, trade secrets and confidential business information (including ideas, formulae, compositions, inventions, know-how, manufacturing and production processes and techniques, research and development information, drawings, designs, plans, proposals and technical data, financial, marketing and business data, customer and supplier data, pricing and cost information) used in the Business.

"Transferring Employees"	as defined in Section 6.01(c) of the Agreement.

"Violation"	as defined in Section 3.01(e) of the Agreement.

"Welfare Plan"	means any employee welfare benefit plans as defined in ERISA Section 3(1).